Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BANNER CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 22, 2013

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation.  The meeting will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 23, 2013, at 10:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to promptly vote.  You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Mark J. Grescovich

Mark J. Grescovich President and Chief Executive Officer

BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2013

Notice is hereby given that the 2013 annual meeting of shareholders of Banner Corporation will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 23, 2013, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

Proposal 1.	Election of four directors to each serve a three-year term.

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement.

Proposal 3.	An advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one, two or three years.

Proposal 4.	Ratification of the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2013.

Proposal 5.	Approval of an amendment to the Banner Corporation 2012 Restricted Stock Plan.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on March 1, 2013 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ALBERT H. MARSHALL

ALBERT H. MARSHALL SECRETARY

Walla Walla, Washington
March 22, 2013

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum.  A proxy card and self-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.

PROXY STATEMENT
OF
BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

ANNUAL MEETING OF SHAREHOLDERS
APRIL 23, 2013

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2013 annual meeting of shareholders.  We are first mailing this Proxy Statement and the form of proxy to our shareholders on or about March 22, 2013.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Corporation may also be referred to as “Banner” and Banner Bank and Islanders Bank may also be referred to as the “Banks.”  References to “we,” “us” and “our” refer to Banner and, as the context requires, the Banks.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:      Tuesday, April 23, 2013
Time:	10:00 a.m., local time
Place:	Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of four directors to each serve for a three-year term.

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement.

Proposal 3.	An advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one, two or three years.

Proposal 4.	Ratification of the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2013.

Proposal 5.	Approval of an amendment to the Banner Corporation 2012 Restricted Stock Plan.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on March 1, 2013 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Banner’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Banner common stock you own.

On March 1, 2013, there were 19,462,483 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of Banner common stock are held in your name.  If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Banner common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card.  Instructions for voting are found on the proxy card.  Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR election of each of our director nominees, FOR advisory approval of the compensation of our executive compensation as disclosed in this Proxy Statement, FOR holding an advisory vote on executive compensation every year, FOR ratification of the selection of Moss Adams LLP as our independent auditor and FOR approval of an amendment to our 2012 Restricted Stock Plan.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse or other party and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposals to elect directors and amend the 2012 Restricted Stock Plan and the advisory votes on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted with respect to these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

If a shareholder is a participant in the Banner Corporation Employee Stock Ownership Plan (“ESOP”), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant’s plan account.  Each participant in the ESOP may instruct the trustees how to vote the shares of common stock allocated to the participant’s plan account.  The instructions are confidential and will not be disclosed to Banner.  If an ESOP participant properly executes the proxy card, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received or for which proper voting instructions are not received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions.  The trustees of the ESOP are Directors Adams, Budke, Epstein, Klaue, Kravas, Lane, Layman, Orrico, Sirmon and Smith.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Banner common stock.  Accordingly, the four nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the four nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of our director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory (non-binding) vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Advisory Vote on the Frequency of Shareholder Votes on Executive Compensation

The advisory (non-binding) vote regarding the frequency of shareholder votes on executive compensation has three alternatives.  Shareholders may vote that shareholder votes on executive compensation be held every year, every two years or every three years, or shareholders may abstain from voting.  The alternative receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that shareholders approve.  Abstentions and broker non-votes will have no effect on the outcome of the advisory vote because the alternative receiving the greatest number of votes will be the frequency that shareholders approve.  Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution that shareholders should consider an advisory resolution on executive compensation every year.

Vote Required to Approve Proposal 4: Ratification of the Selection of the Independent Auditor

Ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of the independent auditor.

Vote Required to Approve Proposal 5: Amendment of the Restricted Stock Plan

Approval of the amendment of our 2012 Restricted Stock Plan requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the amendment to our Restricted Stock Plan.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 23, 2013

Our Proxy Statement and 2012 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials.  The following materials are available for review: Proxy Statement; proxy card; and 2012 Annual Report to Shareholders.  Directions to attend the annual meeting, where you may vote in person, can be found online at http://www.marcuswhitmanhotel.com/explore-getdirections.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying Banner’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2013, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner’s common stock other than directors and executive officers;

•	each director and director nominee of Banner;

•	each executive officer named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership under the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 19,462,483 shares of Banner common stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

Beneficial Owners of More Than 5%

BlackRock, Inc.	1,662,517	(2)	8.54
40 East 52nd Street
New York, New York 10022

The Vanguard Group	1,052,634	(3)	5.41
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Directors

Robert D. Adams	18,579	(4)	*
Gordon E. Budke	4,159	(5)	*
Edward L. Epstein	6,660		*
Jesse G. Foster	9,874	(6)	*
D. Michael Jones	22,599	(7)	*
David A. Klaue	80,329		*
Constance H. Kravas	11,845	(8)	*
Robert J. Lane	7,214	(9)	*
John R. Layman	19,769	(10)	*
Brent A. Orrico	76,916	(11)	*
Gary Sirmon	36,459	(12)	*
Michael M. Smith	23,629	(13)	*

Director Nominee

Connie R. Collingsworth	100		*

Named Executive Officers

Mark J. Grescovich**	58,406		*
Lloyd W. Baker	15,129	(14)	*
Richard B. Barton	5,931		*
Cynthia D. Purcell	2,656		*
Douglas M. Bennett	6,023	(15)	*

All Executive Officers and Directors as a Group (23 persons)	436,085		2.24
______________
*	Less than 1% of shares outstanding.
**	Also a director of Banner.
(1)
Shares held in accounts under the ESOP and shares of restricted stock granted under Mr. Grescovich’s employment agreement, as well as under the 2012 Restricted Stock plan, as to which the holders have voting power but not investment power, are included as follows: Mr. Grescovich, 51,264 shares; Mr. Jones, 586 shares; Mr. Baker, 4,693 shares; Mr. Barton, 3,539 shares; Ms. Purcell, 1,069 shares; Mr. Bennett, 5,136 shares; and all executive officers and directors as a group, 79,910 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to Banner’s stock option plans: Mr. Budke, 2,592; Mr. Epstein, 2,592; Dr. Kravas, 2,592; Mr. Klaue, 2,500; Mr. Lane, 2,500; Mr. Layman, 2,500; Mr. Smith, 2,592; Mr. Baker, 1,000; Mr. Barton, 1,000; Ms. Purcell, 1,000; Mr. Bennett, 857; and all executive officers and directors as a group, 24,080.

(2)	Based on a Schedule 13G dated February 4, 2013, which reports sole voting and dispositive power over the shares reported.

(Footnotes continue on following page)

(3)	Based on a Schedule 13G dated February 7, 2013, which reports sole voting power over 25,582 shares and sole dispositive power over 1,027,652 shares.
(4)	Includes 1,895 shares owned by a trust directed by Mr. Adams.
(5)	Includes 1,567 shares owned by a trust directed by Mr. Budke and his wife.
(6)	Includes 6,832 shares owned solely by his wife.
(7)	Includes 142 shares held as custodian for minors.
(8)	Includes 878 shares held jointly with her husband.
(9)	Includes 4,714 shares held jointly with his wife.
(10)	Includes 10,714 shares which have been pledged.
(11)	Includes 44,706 shares owned by companies controlled by Mr. Orrico and 18,827 shares owned by trusts directed by Mr. Orrico.
(12)	Includes 9,938 shares held jointly with his wife and 12,900 shares owned by companies controlled by Mr. Sirmon.
(13)	Includes 1,457 shares held jointly with his wife, 2,285 shares owned solely by his wife and 7,142 shares owned by a company controlled by Mr. Smith.
(14)	Includes 121 shares owned solely by his wife and 8,489 shares held jointly with his wife.
(15)	Includes 3 shares held as custodian to a minor.

 PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 13 members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  Effective as of the annual meeting, Edward L. Epstein, who has reached our mandatory retirement age, will retire. The Board of Directors has nominated Connie R. Collingsworth to fill the vacancy to be created by Mr. Epstein’s retirement.  Ms. Collingsworth was recommended by a non-management director.  The table below sets forth information regarding each director of Banner and each nominee for director.  The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as Banner directors, except Ms. Collingsworth.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Robert D. Adams, Connie R. Collingsworth, Robert J. Lane and Gary Sirmon.

Name	Age as of December 31, 2012	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Robert D. Adams	71	1984	2016 (2)
Connie R. Collingsworth	54	N/A	2016 (2)
Robert J. Lane	67	2007	2016 (2)
Gary Sirmon	69	1983	2016 (2)

DIRECTORS CONTINUING IN OFFICE

Jesse G. Foster	74	1996	2014
Mark J. Grescovich	48	2010	2014
D. Michael Jones	70	2002	2014
David A. Klaue	59	2007	2014
Brent A. Orrico	63	1999	2014
Gordon E. Budke	71	2002	2015
Constance H. Kravas	66	2004	2015
John R. Layman	54	2007	2015
Michael M. Smith	58	2003	2015
___________
(1)	Includes prior service on the Board of Directors of Banner Bank for all directors who have served since 1995 or earlier.
(2)	Assuming election or re-election.

Information Regarding Nominees for Election.  Set forth below is the present principal occupation and other business experience during the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of Banner.

Robert D. Adams sold his business interests in 2005 as a partner in, and retired as President and Chief Executive Officer of, Carroll Adams Tractor Co., which sold and rented farm, industrial and consumer equipment and with which he was affiliated for 36 years.  Through his career, Mr. Adams developed expertise in management, risk assessment, and  agricultural and commercial building construction.

Connie R. Collingsworth serves as General Counsel and Secretary of the Bill & Melinda Gates Foundation in Seattle, Washington, where she manages the Foundation’s legal needs and has provided leadership in the areas of risk management, compliance and corporate governance.  Since 2007, she has also served on the Foundation’s Management Committee which is responsible for the development and execution of Foundation-wide strategy and policy and coordination of overall operations.  Prior to joining the Foundation in 2002, Ms. Collingsworth was a partner of Preston Gates & Ellis, now K&L Gates, a leading Northwest law firm based in Seattle, where she served as lead attorney for a broad range of commercial transactions, mergers and acquisitions, and private equity financings.

Robert J. Lane is a retired banking executive who spent his 29-year banking career with Seattle First National Bank, Idaho First National Bank, West One Bancorp and U.S. Bancorp.  Mr. Lane’s banking career afforded him the opportunity to gain expertise in management, credit-related production, corporate and commercial banking, and commercial real estate.  He is President of Lane Farms, Inc. of La Grande, Oregon and has other real estate and investment interests.

Gary Sirmon is Chairman of the Board and a director of Banner and Banner Bank.  He joined Banner Bank in 1980 as an Executive Vice President and served as its Chief Executive Officer from 1982 until February 2002.  Mr. Sirmon’s extensive career in banking has given him expertise in management, strategic planning, risk management, and mergers and acquisitions.

Information Regarding Incumbent Directors.  Set forth below is the present principal occupation and other business experience during the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on Banner’s Board of Directors.

Jesse G. Foster is Vice Chairman of the Board and a director of Banner and Banner Bank.  Mr. Foster retired as an officer of Banner in 2003 and served as a consultant to Banner Bank until the end of 2010.  He was formerly the Chief Executive Officer, President and a Director of Inland Empire Bank, which he joined in 1962.  Mr. Foster’s banking career gave him expertise in all areas of banking.

Mark J. Grescovich is President and Chief Executive Officer, and a director, of Banner and Banner Bank.  Mr. Grescovich joined Banner and Banner Bank as President in April 2010 and became Chief Executive Officer in August 2010.  Prior to joining Banner and Banner Bank, Mr. Grescovich was the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A., a commercial bank with $14.5 billion in assets and over 200 branch offices.  He assumed the role and responsibility for FirstMerit’s commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer.  Prior to joining FirstMerit, Mr. Grescovich was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio and a commercial and corporate lending officer and credit analyst with Society National Bank of Cleveland, Ohio.  He has a Bachelor of Business Administration degree in finance from Miami University and a Master of Business Administration degree, also in finance, from The University of Akron.  Mr. Grescovich’s career has provided him with a wealth of expertise in banking.

D. Michael Jones retired in 2010 as President and Chief Executive Officer of Banner and Banner Bank.  He joined Banner Bank in 2002 following an extensive career in banking, finance and accounting.  Mr. Jones is a Certified Public Accountant (inactive) and served as President and Chief Executive Officer from 1996 to 2001 for Source Capital Corporation, a lending company in Spokane, Washington.  From 1987 to 1995, Mr. Jones served as President of West

One Bancorp, a large regional banking franchise based in Boise, Idaho.  Mr. Jones’ banking career has given him expertise in all areas of banking.

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana; Felts Field Aviation, an air transportation company; Park Ranch Land & Cattle Co., a cow/calf feeder and hay producer; and Empire Investments, a real estate investment company, companies with which he has been affiliated for over 32 years.  He is a managing member in various other real estate investment, equipment and sales companies.  Mr. Klaue’s career has afforded him expertise in business, agricultural and real estate management.

Brent A. Orrico is President of FAO Corporation, an asset management company, and is a principal of B & O Financial Management Company, with which he has been affiliated for 17 years.  Mr. Orrico has 32 years of experience in banking and finance-related business activities, including having served as an executive officer at a major financial institution and being a founding member of two community banks.  Mr. Orrico also serves as a director of Islanders Bank.

Gordon E. Budke is President of Budke Consulting, PLLC, which specializes in general business assistance to small and growing companies.  A Certified Public Accountant with over 36 years of experience in public accounting, Mr. Budke retired as a partner from Coopers & Lybrand (now PricewaterhouseCoopers) in October 1997.  His qualification as an audit committee financial expert was the primary reason for his nomination to the Board.  Mr. Budke also serves on the Board of Directors of Yokes Foods, Inc.

Constance H. Kravas is the University of Washington’s Vice President for Development and Alumni Relations and also serves as the President of the University of Washington Foundation.  Prior to joining the University of Washington in 2001, she served as Vice Chancellor for University Advancement at the University of California, Riverside, and as Vice President for Advancement of Washington State University and President of the Washington State University Foundation.  Dr. Kravas has over 38 years of experience in leadership and management positions for not-for-profit boards.

John R. Layman served as co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is managing partner of Layman Law Firm, PLLP, with which he has been associated since 1983.  His areas of practice include real estate development, commercial litigation, personal injury and product liability.  He also has experience in corporate duties, securities litigation, fiduciary obligations and reporting requirements.

Michael M. Smith has managed a family-owned farming and orchard operation, B.T. Loftus Ranches, Inc., in Washington’s Yakima valley since 1974.  He is also a founder, director and former president of Yakima Chief, Inc., an international hops sales organization.  Mr. Smith’s career has afforded him experience in managing financial and operational aspects of agricultural companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees.  During the year ended December 31, 2012, the Board of Directors held 12 meetings.  No director attended fewer than 75% of the total meetings of the Board and committees on which such person served during this period.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation, Risk and Corporate Governance/Nominating Committees.  The Board has adopted written charters for the Audit, Compensation, Risk and Corporate Governance/ Nominating Committees and although copies of these charters are not available on our website, the charters, excepting the Risk Committee charter, must be attached to the annual meeting proxy statement at least once every three years or when the charter has been materially amended.  The Compensation Committee charter is attached to this Proxy Statement as Appendix A, the Corporate Governance/Nominating Committee charter was attached to the Proxy Statement for the 2012 annual meeting, and the Audit Committee charter was attached to the Proxy Statement for the 2011 annual meeting.

Executive Committee

The Executive Committee, consisting of Directors Orrico (Chairman), Budke, Foster, Grescovich, Klaue and Sirmon, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries.  The Executive Committee met three times during the year ended December 31, 2012.

Audit Committee

The Audit Committee, consisting of Directors Budke (Chairman), Adams, Layman and Smith, oversees management’s fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system.  It also has the sole authority to appoint or replace our independent auditor and oversees the activities of our internal audit functions.  The Audit Committee believes it has fulfilled its responsibilities under its charter.  The Committee met 15 times during the year ended December 31, 2012.

Each member of the Audit Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  In addition, the Board of Directors has determined that Mr. Adams and Mr. Budke meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee

The Compensation Committee, which consists of Directors Lane (Chairman), Epstein, Klaue, Kravas and Smith, sets salary policies and levels for senior management and oversees all of our salary and incentive compensation programs.  The Committee believes it has fulfilled its responsibilities under its charter.  The Compensation Committee met seven times during the year ended December 31, 2012.

Each member of the Compensation Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  The Committee meets, outside of the presence of Mr. Grescovich, to discuss his compensation and make its recommendation to the full Board, which then votes on his compensation.  Mr. Grescovich makes recommendations to the Compensation Committee regarding the compensation of all other executive officers.  The Committee considers the recommendations of Mr. Grescovich and makes its recommendation to the full Board, which then votes on executive compensation.

Risk Committee

The Risk Committee, consisting of Directors Orrico (Chairman), Budke, Grescovich, Lane and Sirmon, was established in September 2010 to provide effective oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor and manage our credit risk, market and liquidity risk, interest rate risk and operating risk, including technology, legal and compliance risk.  The Committee also reviews management’s strategies and policies for managing these risks and serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.  The Risk Committee met four times during the year ended December 31, 2012.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, consisting of Directors Orrico (Chairman), Epstein and Kravas, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner.  The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies.  The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  The Committee met three times during the year ended December 31, 2012.

The Corporate Governance/Nominating Committee met on January 31, 2013 to nominate directors for election at the annual meeting.  Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s level of success and respect in the candidate’s field, as well as the candidate’s independence, communication skills, education, character and community involvement.  The Committee also considers the candidate’s knowledge of the banking business and whether the candidate would provide for adequate representation of our market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee does not specifically consider diversity in identifying nominees for director; however, the Committee believes that the judicious application of the criteria described above provide Banner with a well-rounded and effective Board with a diverse range of experience and perspectives.

In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director.  The Committee will consider director candidates recommended by our shareholders.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Leadership Structure

The positions of Chairman of the Board and of President and Chief Executive Officer are held by two persons.  This has been the case since 1995, when Banner was formed to become the holding company for Banner Bank.  The Board believes this structure is appropriate for Banner because it provides the Board with capable leadership and independence from management.  It also allows the President and Chief Executive Officer to focus on the day-to-day business of managing Banner, while the Chairman leads the Board.

Board Involvement in the Risk Management Process

The Board of Directors recognizes that effective risk management requires a high level of cooperation between the Board and senior management.  Nonetheless, the Board has established and maintains its independence in overseeing the conduct of Banner, including the risk management process.  The Board’s leadership structure takes into account its risk administration function by the conduct of its business through Board meetings and through its committees, in particular the Corporate Governance/Nominating, Audit and Risk Committees, as well as by the separation of the positions of Chairman of the Board and of President and Chief Executive Officer as described above.

Directors keep themselves informed of the activities and condition of Banner and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and supervisory communications.  Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Banner and the Banks by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.  The Corporate Governance/ Nominating Committee monitors and evaluates director training and information resources.

The Board oversees the conduct of Banner’s business and administers the risk management function by:

•	selecting, evaluating, and retaining competent senior management;

•	establishing, with senior management, Banner’s long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;

•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	overseeing Banner’s business performance; and

•	ensuring that the Banks help to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Banner and the Banks.

The Board ensures that all significant risk taking activities are covered by written policies that are communicated to appropriate employees.  Specific policies cover material credit, market, liquidity, operational, legal and reputation risks.  The policies are formulated to further Banner’s business plan in a manner consistent with safe and sound practices.  The Board ensures that all such policies are monitored by senior management to make certain that they conform with changes in laws and regulations, economic conditions, and Banner’s and the Banks’ circumstances.  The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Banner against external crimes and internal fraud and abuse.

The Board’s policies also establish mechanisms for providing the Board with the information needed to monitor Banner’s operations.  This includes senior management reports to the Board.  These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of the risk under consideration and Banner’s and the Banks’ unique circumstances.

The Board further enhanced its involvement in the risk management process in September 2010 by the establishment of a Risk Committee.  The Risk Committee reviews management’s strategies and policies for managing enterprise-wide risks and the processes established to identify, measure, monitor and manage those risks.  The Risk Committee also serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.

The Board has also established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management.  This is accomplished, for example, by an internal auditor reporting directly to the Audit Committee.  In addition, an annual external audit is performed. The Audit Committee reviews the auditors’ findings with senior management and monitors senior management’s efforts to resolve any identified issues and recommendations.  The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Banner’s regulators.  Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and NASDAQ rules governing corporate governance.  The Committee will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Ethics.  On June 19, 2003, the Board of Directors adopted the Officer and Director Code of Ethics.  The Code is applicable to each of our directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics was filed as an exhibit to Banner’s Annual Report on Form 10-K for the year ended December 31, 2004.

Communications with Shareholders.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362.  Any communication must state the number of shares beneficially owned by the shareholder making the communication.  The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of shareholders.  All directors, except Mr. Lane, attended last year’s annual meeting of shareholders.

Related Party Transactions.  We have a number of written policies governing transactions with related parties.  These policies are intended to ensure that all transactions entered into with related parties are in the best interests of Banner and its shareholders.  As a general rule, transactions with directors and officers, and their related interests are prohibited.  An exception applies to normal banking relationships.

Our Code of Ethics provides that where an officer or director finds that any financial or business relationship with customers, consultants, or vendors may impair, or appear to impair, the independence of business judgment on behalf of Banner, that person must (1) disclose fully to a supervisor, the Chief Executive Officer or to the Board of Directors the existence and nature of the conflict and (2) remove and insulate himself/herself from all decision-making and action related to that financial or business activity of Banner.  Each year, our directors and officers complete a conflict of interest questionnaire to ensure that no conflicts, or potential conflicts, of interest are overlooked.

The Banks have followed a policy of granting loans to our employees, officers and directors, which fully complies with all applicable federal and state regulations.  All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (3) did not involve more than the normal risk of collectibility or present other unfavorable features when made.  Loans made to executive officers and directors are granted pursuant to the normal underwriting procedures of the Banks.  Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to that person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  All lines of credit to insiders that, combined with other loans, do not exceed $500,000 for directors and their related interests or $100,000 for executive officers and that do not fall within the exceptions to Regulation O of the Board of Governors of the Federal Reserve System must be approved by the Board of Directors at least annually.  All loan approval and review procedures are governed by written policies.

In addition, each director and executive officer completes a form annually to identify all related interests.  Deposit and loan accounts of directors, executive officers and related interests are then coded in our systems so that developments can be tracked.  Our Regulation O officer, a compliance specialist, monitors developments monthly and completes a quarterly report of Regulation O compliance which is submitted to the Board of Directors.

Director Independence.  Our common stock is listed on The NASDAQ Global Select Market.  In accordance with NASDAQ rules, at least a majority of our directors must be independent directors.  The Board has determined that 10 of our 13 directors are “independent,” as defined by NASDAQ.  Robert D. Adams, Gordon E. Budke, Edward L. Epstein, David A. Klaue, Constance H. Kravas, Robert J. Lane, John R. Layman, Brent A. Orrico, Gary Sirmon and Michael M. Smith are independent.

 DIRECTORS’ COMPENSATION

Director Compensation Table

The following table shows the compensation paid to our directors for 2012, with the exception of Mark J. Grescovich, a director and our President and Chief Executive Officer, and whose compensation is included in the section entitled “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)

Robert D. Adams	48,000	--	2,052	50,052
Gordon E. Budke	75,000	--	3,281	78,281
Edward L. Epstein	40,500 (3)	--	2,053	42,553
Jesse G. Foster	38,500 (3)	(4)	76,437 (5)	114,937
David A. Klaue	42,000	--	1,974	43,974
Constance H. Kravas	35,000	--	1,974	36,974
D. Michael Jones	34,000 (3)	10,704 (6)	134,825 (7)	179,529
Robert J. Lane	45,750	--	2,009	47,759
John R. Layman	47,000	--	2,000	49,000
Brent A. Orrico	67,200 (8)	--	2,146	69,346
Gary Sirmon	61,500 (3)	(9)	141,774 (10)	203,274
Michael M. Smith	50,000	--	2,053	52,053
____________
(1)	The following directors deferred all or a portion of their fees into Banner common stock, pursuant to the deferred fee agreements described below: Adams, Klaue, Kravas, Layman, Orrico and Smith.
(2)
Unless otherwise noted, consists of dividends paid on vested phantom stock awards and business and occupation tax reimbursement. Effective July 1, 2010, Washington State subjects directors’ fees to a 1.8% business and occupation tax, which may be reduced by a small business tax credit allowance. Banner has agreed to reimburse or pay the tax on each director’s behalf.

(3)
Includes fees for attending meetings of the Board of Directors of Community Financial Corporation, a subsidiary of Banner Bank as follows: Mr Epstein, $1,000; Mr. Foster, $1,500; Mr. Jones, $1,000; and Mr. Sirmon, $1,500.

(4)	The present value of Mr. Foster’s supplemental retirement benefits decreased by $58,147 in 2012.
(5)	Mr. Foster received $72,000 pursuant to his supplemental retirement agreement (as described below); also includes life insurance premiums paid and dividends on vested phantom stock awards.
(6)	Consists of above-market earnings on deferred compensation. The present value of Mr. Jones’ supplemental retirement benefits decreased by $29,929 in 2012.
(7)	Mr. Jones received $134,050 pursuant to his supplemental retirement agreement (as described below); also includes life insurance premiums paid.
(8)	Includes $20,700 in fees for attending meetings of the Board of Directors of Islanders Bank.
(9)	The present value of Mr. Sirmon’s supplemental retirement benefits and salary continuation plan decreased by $31,394 in 2012.
(10)
Mr. Sirmon received $77,062 pursuant to his salary continuation agreement and $57,604 pursuant to his supplemental retirement agreement (each as described below); also includes life insurance premiums paid, country club dues, business and occupation tax reimbursement, and dividends on vested phantom stock awards.

During the year ended December 31, 2012, non-employee directors of Banner received an annual retainer of $33,000 and a fee of $1,000 per committee meeting attended.  The Chairman of the Board receives an additional $20,000 annual retainer, the Chairman of the Audit Committee receives an additional $20,000 annual retainer and the Chairmen of the Compensation Committee, Risk Committee and Corporate Governance/Nominating Committee receive an additional $250 per committee meeting attended.  Non-employee directors who serve on the Board of Community Financial Corporation, a subsidiary of Banner Bank, receive $500 for each meeting attended. Non-employee directors who serve on the Board of Islanders Bank receive an annual retainer of $17,400 and $300 per committee meeting attended.  Officers of Banner or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Board committees. The Board of Directors typically determines whether to adjust the annual retainer and meeting fees of directors in April of each year and from time to time requests recommendations from the Compensation Committee.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer all or a portion of their regular fees until retirement.  Each director may direct the investment of the deferred fees toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We have established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred fee agreements provide pre-retirement death and disability benefits in an amount equal to the value of the director’s account balance upon the occurrence of either event.  At retirement, a director, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions’ directors.  At December 31, 2012, our estimated deferred compensation liability accrual with respect to non-employee directors under these agreements was $3.3 million.

Banner Bank entered into agreements to provide supplemental retirement benefits to Messrs. Foster, Jones and Sirmon while each was employed by Banner as an executive officer.  Banner Bank has purchased life insurance to recover the benefits payable under these agreements upon each man’s death.  The agreements provide that, following retirement at or after attaining age 62 (age 65 for Mr. Jones) and for a minimum of a 180-month period thereafter, Banner Bank will pay each man (or his beneficiary) an annual benefit based on his level of pre-retirement compensation and other retirement benefits.  Mr. Foster’s monthly benefit is $6,000 and was first paid on January 1, 2004.  Mr. Jones’ monthly benefit is $11,171 and was first paid on March 1, 2011.  Mr. Sirmon’s monthly benefit is approximately $4,800 and was first paid on August 1, 2005.

Banner Bank entered into a salary continuation agreement in October 1993 with Mr. Sirmon, a director and former Chairman, President and Chief Executive Officer of Banner and Banner Bank, to ensure his continued service through retirement.  Banner Bank has purchased life insurance to recover the benefits payable under the agreement upon Mr. Sirmon’s death.  Mr. Sirmon retired on July 16, 2005 and will receive monthly payments over a minimum of a 180-month period following retirement.  Mr. Sirmon’s monthly benefit is approximately $6,422 and was first paid on August 1, 2005.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees.  Banner Bank is the primary subsidiary of Banner.  Each Committee is responsible for evaluating the performance of its Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the appropriate Committee regarding compensation levels.

Impact of the Troubled Asset Relief Program (“TARP”) on Executive Compensation.  Effective November 21, 2008, Banner completed the sale to the U.S. Department of the Treasury (the “Treasury”) of 124,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”), with a related warrant to purchase 243,998 shares (adjusted for the 2011 reverse stock split) of Banner’s common stock.  The issuance was made pursuant to the Treasury’s TARP Capital Purchase Program.  From the date of issuance of the TARP Preferred Stock until the Treasury’s sale of the TARP Preferred Stock to third party investors on March 29, 2012, we were subject to a number of requirements and restrictions on compensation and corporate governance matters applicable to TARP recipients.  These included: certain reviews of our compensation programs by the Compensation Committee; general prohibitions on bonuses to our five most highly compensated employees and on any payments to our named executive officers and five most highly compensated employees who are not executive officers in connection with a change in control or for departure from Banner; subjecting bonus, incentive and retention payments to our senior executive officers and 20 most highly compensated employees who are not senior executive officers to recovery (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate; and a requirement that Banner have and enforce a policy on luxury expenses. In addition, all compensation, including performance-based compensation, paid to each of our senior executive officers was limited to tax deductibility of $500,000. As a result of the sale by the Treasury of the TARP Preferred Stock to third party investors, we are no longer subject to these requirements and restrictions.

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	to provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance;

•	to motivate executives to enhance long-term shareholder value by granting awards tied to the value of our common stock; and

•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Committees consider a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Banner and Banner Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner and Banner Bank during the year.

Use of Compensation Consultants.  From time to time, Banner’s Compensation Committee engages outside advisors to assist the Committee with its responsibilities.  In late 2011, the Committee engaged Swanson Advisory Services, LLC (“SAS”) to assist the Committee with its periodic review of Banner’s executive pay practices by performing a total compensation benchmarking analysis, as described further in the section below titled “Compensation Benchmarking.”  SAS served as an independent advisor to the Committee through March 31, 2012.

In July 2012, the Committee engaged Pearl Meyer & Partners, LLC (“PM&P”), an independent consulting firm, to serve as the independent consultant to the Committee regarding executive compensation matters.  PM&P is retained by, and reports directly to, the Committee, and provides no other services to Banner.

The Committee reviewed and considered information provided to the Committee by SAS and PM&P, the Committee members and Company’s executive officers, and based on its review and such factors as it deemed relevant, the Committee has concluded that the advice it received from SAS and the advice it continues to receive from PM&P is objective and that neither firm’s work raised any conflict of interest.

Compensation Benchmarking.  In the first quarter of 2012, the Compensation Committee engaged SAS to review and analyze Banner’s compensation and benefit practices for the named executive officers, comparing these practices to those of Banner’s peer group.  The 2012 peer group recommended by SAS and approved by the Committee consisted of the following 21 financial institutions, ranging in total assets from $1.2 billion to $13.5 billion and headquartered in Washington, Oregon, Montana, California, Colorado, Arizona and Alaska:

Cascade Bancorp	PremierWest Bancorp
CoBiz Financial	Sterling Financial Corp.
Columbia Banking System	Trico Bancshares
CVB Financial Corporation	Umpqua Holdings Corporation
First Interstate BancSystem	Washington Banking Company
First National Bank of Alaska	Washington Federal
Glacier Bancorp	West Coast Bancorp
Heritage Financial Corporation	Westamerica Bancorporation
Pacific Capital Bancorp	Western Alliance Bancorp
Pacific Continental Corporation	Wilshire Bancorp
PacWest Bancorp

SAS presented the results of its benchmarking analysis to the Committee in February 2012.  The analysis provided benchmarks for base salary, total cash compensation, total direct compensation and total remuneration, including retirement benefits and perquisites.  For each combination of pay, the data was presented at the 10th, 25th, 50th, 75th and 90th percentile measures.  The Committee does not target a specific percentile measure for any particular component of compensation, but rather uses benchmarking information to provide important context for the competitiveness of its compensation arrangements.  The Committee considered the results of the analysis in determining whether any changes to executive compensation were appropriate for 2012.

In January 2013, the Banner Compensation Committee asked PM&P to update the total compensation benchmarking analysis for the Chief Executive Officer position.  PM&P recommended changes to the peer group of companies, based primarily on merger and initial public offering activity that had occurred since the prior analysis.  The 2013 peer group approved by the Committee was based on the following criteria: (1) headquartered in the Western United States; (2) listed on either the NYSE or Nasdaq exchanges; (3) within 0.5 to 2.0 times Banner’s asset size (0.3 to 3.0 times, if headquartered in the Pacific Northwest); and (4) likely competitor for executive talent.  These criteria resulted in a revised peer group consisting of the following 20 companies:

BofI Holdings, Inc.	National Bank Holdings Corp.
Cascade Bancorp	Pacific Continental Corp.
Central Pacific Financial Corp.	PacWest Bancorp
CoBiz Financial	Sterling Financial Corp.
Columbia Banking System	Trico Bancshares
CVB Financial Corp.	Umpqua Holdings Corp.
First Interstate BancSystem	Washington Banking Company
Glacier Bancorp	Washington Federal
Heritage Financial Corp.	Westamerica Bancorporation
HomeStreet, Inc.	Western Alliance Bancorp

The Committee’s primary use of the analysis performed by PM&P in January 2013 will be related to decisions about 2013 Chief Executive Officer compensation.  However, this analysis was also instrumental in helping the Committee come to its conclusions regarding the Chief Executive Officer’s discretionary bonus for 2012, as discussed below.

Compensation Program Elements.  The Compensation Committees focus primarily on the following five components in forming the total compensation package for our named executive officers:

•	base salary;

•	incentive compensation;

•	deferred compensation;

•	long-term incentive compensation; and

•	participation in a supplemental executive retirement program.

The current compensation plans involve a combination of base salary, deferred compensation, long-term incentive compensation and a supplemental executive retirement program to ensure the continued service of executive officers. During the year ended December 31, 2012, there were no at-risk incentives to reward short-term performance because at the time the Compensation Committee would have considered incentives, Banner was a participant in the Treasury’s Capital Purchase Program and such incentives were prohibited.

Base Salary.  The salary levels of executive officers are designed to be competitive within the banking and financial services industries.  In addition to the benchmarking analysis described above, the Compensation Committees evaluate current salary levels by surveying similar institutions in Washington, Oregon, the Northwest and the United States.  The Committees’ peer group analyses focus on asset size, nature of ownership, type of operation and other common factors.  Specifically, the Committees annually review the 2012 Northwest Financial Industry Salary Survey prepared by Milliman (actuaries and consultants) in association with the Washington Bankers Association, the Washington Financial League and the Oregon Bankers Association, covering 101 Northwest financial organizations in Washington, Oregon, Idaho and Alaska, the Northwest Information Technology Salary Survey prepared by Milliman, with data from 69 major Northwest IT employers, the Moss Adams 2012 Community Bank Compensation Survey, covering 123 respondents, the 2010/2011 Financial Services Survey Report on Executive and General Industry Personnel Compensation prepared by Towers Watson covering 109 financial services organizations, as well as similar Towers Watson reports on consumer finance and mortgage-based banking personnel, commercial lending and trust services personnel and retail banking personnel, and the 2012 Technology and Accounting and Finance Salary Guides prepared by Robert Half International.

The Compensation Committees take a number of factors into account when setting the base salaries of the named executive officers.  These factors include peer data provided by compensation consultants and the Committees’ review of compensation surveys, the officer’s level of experience, the responsibilities assigned to the officer, the officer’s performance during the previous year, and Banner’s overall financial health.  Based on the Committees’ evaluation of Mr. Grescovich’s performance, and informed by the benchmarking analysis provided by SAS in the first quarter of 2012, the Committees approved an increase in Mr. Grescovich’s base salary from $600,000 to $715,000, effective March 1, 2012.  This was the first salary increase for Mr. Grescovich since he joined Banner in April 2010.  The Committees also approved salary increases for certain other executive officers based on the recommendations of Mr. Grescovich after review of the benchmarking analysis provided by SAS.

Short-term Incentive Compensation Program.  Prior to Banner’s participation in TARP, a short-term incentive plan had been in effect for the executive officers of Banner Bank which was designed to compensate for performance. Through March 2012, Banner’s participation in the Treasury’s Capital Purchase Program prohibited it from paying or accruing any bonus, retention award or incentive compensation to its five most highly compensated employees (including Mr. Grescovich, Mr. Barton and Ms. Purcell).  This prohibition remained in effect for as long as Banner’s Series A Preferred Stock continued to be held by the Treasury.  On March 29, 2012, Banner’s Series A Preferred Stock was sold by the Treasury as part of its efforts to manage and recover its investments under TARP, thereby eliminating the compensation restrictions implemented by the Treasury on TARP recipients.  Banner’s Compensation Committee is currently exploring the possibility of reestablishing a formal short-term incentive plan for executive officers.

2012 Discretionary Bonus for the CEO.  As mentioned above, Banner was prohibited from accruing or paying any bonus or incentive award to Mr. Grescovich for performance through the date of the Treasury’s sale of its Preferred Stock interests in Banner on March 29, 2012.  With the assistance of PM&P, Banner’s Compensation Committee carefully evaluated the performance of Mr. Grescovich and of Banner over the period April 1, 2012 to December 31, 2012 (the post-TARP period), to determine whether, and to what extent, a discretionary bonus was appropriate for performance during that nine month period in 2012.

During the post-TARP period in 2012, Banner delivered exceptional financial performance, in both absolute and relative terms.  In absolute terms, Banner post-TARP period net income available to shareholders was $51.9 million, its return on assets was 1.32%, and non-performing assets declined by $42.9 million or 46%.  In relative terms, Banner’s exceptional financial performance is best evidenced by the increase in shareholder value during this period.  Over the post-TARP period in 2012, market capitalization increased roughly $201 million, more than all but one of Banner’s 2013 peer group companies (median increase among these peers was $4 million over this period), and total shareholder return (TSR) was 40%, higher than all but two of Banner’s peers (median TSR among peer companies was 4.3% over this period).  The charts below illustrate Banner’s performance in these two measures during the post-TARP period, relative to peers.  The darker column is Banner and each of the lighter columns below represents one of the companies in Banner’s 2013 peer group*.

Total Shareholder Return From 4/1/2012 to 12/31/2012	Change in Market Capitalization From 4/1/2012 to 12/31/2012 ($ in millions)

* See Compensation Benchmarking above for a listing of the companies in the 2013 Peer Group.  National Bank Holdings Corp. is not included in the charts, as they did not go public until September 2012.

After considering Banner’s financial performance, increase in shareholder value and the individual performance of Mr. Grescovich over the post-TARP period, the Committee awarded Mr. Grescovich a discretionary bonus equal to $515,000.  Of this amount, $290,000 was paid in cash and $225,000 was awarded in the form of restricted stock, which vests ratably over three years.  One-third of the shares will vest on each of the first three anniversaries from the grant date of March 1, 2013; the shares will be fully vested on March 1, 2016.

2012 Discretionary Bonus for the Other Named Executive Officers. Similar to the considerations concerning Mr. Grescovich’s discretionary bonus, the Committee considered Banner’s exceptional financial performance over the post-TARP period in determining the level of discretionary bonuses paid to the named executive officers, basing its decision in part on Mr. Grescovich’s recommendation and evaluation of individual executive officer performance and total compensation.  Individual awards were informed by the benchmarking analysis provided by SAS in the first quarter of 2012 and varied based on the assigned responsibilities, business unit performance measures, staff management, project completion, or individual loan or deposit production totals covering the post-TARP period.  As mentioned above, Banner was prohibited from accruing or paying any bonus or incentive award to its five most highly compensated employees for performance through the date of the Treasury’s sale of its Preferred Stock interests in Banner on March 29, 2012.

Deferred Compensation.  In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement.  Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer’s account balance upon the occurrence of either event.  At retirement, an executive officer, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  At December 31, 2012, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $295,000.

Section 401(a)(17) of the Internal Revenue Code limits the amount of compensation that is considered for purposes of determining the maximum contribution to Banner Bank’s tax-qualified profit sharing plan by eligible employees.  For 2012, this limit was $245,000 and remains the same for 2013.  In previous years, we have credited executive officers whose total compensation exceeds this amount with additional deferred compensation to restore amounts that could not be contributed to the profit sharing plan as a result of the Section 401(a)(17) limitation.  However, for 2010, 2011 and 2012 we did not provide any such credits to our executive officers.

Long-Term Incentive Compensation.  Our shareholders approved the 1996 Management Recognition and Development Plan, the 1996 Stock Option Plan, the 1998 Stock Option Plan and the 2001 Stock Option Plan, under which grants of stock options and awards of restricted shares are outstanding, but no further grants or awards may be made.  On April 24, 2012, our shareholders approved the 2012 Restricted Stock Plan, which provides for awards of restricted stock.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  Stock options and stock awards under these plans are allocated based upon the officers’ level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation Committee or the Board of Directors.  The Compensation Committee considers a number of factors in granting equity awards.  These factors differ from year to year, but generally include a review of trends in making awards by Banner’s peer group and the Committee’s view on what is necessary for retention, as well as the potential recipient’s other compensation and value to Banner.  The Compensation Committee does not place any specific weight on any of the factors it considers.  As a result of the limited number of stock options available for granting purposes, no stock options were granted in 2010 and 2011, and authority to make additional grants expired effective April 20, 2011.  In 2012, the Committee awarded Mr. Grescovich a grant of restricted stock valued at $300,000 pursuant to amending his employment agreement as described below.  The Committee also awarded grants of restricted stock under the 2012 Restricted Stock Plan to certain other executive officers in July 2012 based on Mr. Grescovich’s recommendation and evaluation of retention considerations, executive responsibilities and expected contributions, as well as the potential recipient’s other compensation and value to Banner.

Stock ownership is enhanced through participation in our ESOP, under which eligible employees receive an allocation of Banner stock based on a percentage of eligible wages.  We also provide a 401(k) profit sharing plan.  The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the ESOP and the 401(k) plan, and the named executive officers participate in both of these plans.  On an annual basis, the Board of Directors establishes the level of employer contributions to the ESOP and the 401(k) plan, which applies to all eligible participants including the named executive officers.  In 2008, we contributed two percent of eligible wages into the ESOP on behalf of each eligible participant, and we matched the first four percent of participants’ contributions into the 401(k) plan each payroll period.  In 2009, we matched the first four percent of participants’ contributions into the 401(k) plan for the month of January but did not contribute to either the ESOP or 401(k) plan thereafter because the Board of Directors considered it prudent to reduce employee benefit costs as an expense saving measure during a year of reduced profitability.  We did not make any ESOP or 401(k) plan contributions in 2010 or 2011.  In 2012, we did not make any ESOP contribution; however, we matched two percent of participants’ contributions into the 401(k) plan for each payroll period beginning in August.

On June 13, 2006, the Board of Directors adopted the Banner Corporation Long-Term Incentive Plan, in accordance with the recommendations made by Banner’s Compensation Committee.  The plan is an account-based type of benefit, the value of which is directly related to changes in the value of Banner common stock, commonly known as a “phantom stock plan.”  The primary objective of the plan is to encourage retention and reward performance by allowing executives who remain with Banner or Banner Bank for a five-year period of time to share in increases in the value of Banner’s common stock.  Although the plan benefits are tied to the increase in value of Banner stock during the vesting period, the plan benefit is paid in cash rather than Banner stock, hence the term “phantom stock.”  The plan was amended on May 5, 2008 to eliminate the 25% cap on the amount of any annual increase in the value of an award, to clarify certain provisions and to allow for the repricing of existing and future awards.

Within 30 days after a grant of phantom stock, the participant must elect how and when plan benefits will be paid.  One election relates to the timing of when the benefit will be paid: upon separation from service; at a specific time; or upon completion of 60 months of continuous service.  If no election is made, payment will be made upon the participant’s separation from service.  In the case of certain key employees, payment may be delayed for six months in order to comply with Section 409A of the Internal Revenue Code.  The other election relates to the form of payment, with the choices being a lump sum or monthly installments over 120 months.  If no election is made, distribution will be in the form of a lump sum.  With respect to monthly installments, there will be no change in a monthly installment amount based on changes in the value of Banner stock or dividends.  Instead, the value of the long-term incentive benefit will be adjusted annually to reflect Banner Bank’s average earning assets rate for the preceding year.  The initial awards under this program were made in July 2006.  Subsequent awards are granted at the discretion of the Compensation Committee as it deems appropriate.  In 2011, only non-executive officers received awards under the Long-Term Incentive Plan.  In 2012, one executive officer received an award under the Long-Term Incentive Plan, subject to a three-

year vesting period.  Through March 2012, Banner’s participation in the Treasury’s Capital Purchase Program prohibited it from paying or accruing any bonus, retention award or incentive compensation, which includes a grant of phantom stock, to its five most highly compensated employees.

In connection with Mr. Grescovich’s employment, we entered into an employment agreement with him.  The agreement provided for two grants of Banner’s common stock in the form of restricted stock on the sixth and eighteenth month anniversaries of the effective date of the agreement.  The first grant was made on August 22, 2010 and the second on August 22, 2011.  The aggregate value of each restricted stock grant was $250,000 and one third of each restricted stock grant will vest on each of the next three anniversaries following the grant, unless there is an earlier change in control while Mr. Grescovich is actively employed, in which case all of the restricted stock will vest.  The shares may not be sold while Mr. Grescovich is employed by us.

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program (“SERP”) for each of the named executive officers except Mr. Grescovich.  The SERP is intended to encourage retention by ensuring that the named executive officers reach a targeted retirement income, recognizing their value to Banner and rewarding them for their long-term service commitments.  At termination of employment at or after retirement age and achievement of a service requirement, the executive’s annual benefit under the SERP, which may be reduced by certain other retirement benefits, would be computed as a percentage of the executive’s final average compensation (as defined in the plan) and the executive’s annual years of service (called the “supplemental benefit”).  The executives are eligible for a reduced benefit upon early retirement if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before retirement age.  The SERP also provides for payments in the event of an executive’s disability or death, or termination in the event of a change in control, all as discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”  Executives’ receipt of payments under the SERP are subject to confidentiality and non-competition provisions.  The executive officers have the status of unsecured creditors of Banner Bank with respect to the benefits accrued under the SERP.

Results of Shareholder Vote on Executive Compensation.  Prior to the Treasury’s sale of our TARP Preferred Stock to third party investors on March 29, 2012, we were required to annually permit shareholders to vote to approve executive compensation, commonly known as a say-on-pay proposal.  At last year’s annual meeting of shareholders, the resolution was approved by 98% of the shares present for purposes of voting on executive compensation.  The Board and Compensation Committee considered the affirmative vote of the shareholders on the say-on-pay resolution at last year’s annual meeting and determined that existing executive compensation practices were deemed reasonable.

Allocation of Compensation.  We do not have any specific policies regarding allocation of total compensation between short-term and long-term elements, or cash and non-cash elements.  For 2012, the composition of total compensation for our named executive officers was as follows:

Type of Compensation	Percentage of Total Compensation

Base salary	52%
Discretionary bonus	16
Deferred compensation and long-term incentive compensation (including restricted stock grant)	15
Supplemental executive retirement program	16
All other compensation	1

Compensation Committee Report

The Compensation Committee of Banner’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

The Compensation Committee certifies that:

(1)      On March 29, 2012, Banner’s Series A Preferred Stock was sold by the Treasury as part of its efforts to manage and recover its investments under TARP; therefore, January 1, 2012 to March 29, 2012 constituted the “TARP period” during the most recently completed fiscal year.

(2)      It has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the senior executive officer (SEO) compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Banner Corporation and has identified any features of the employee compensation plans that pose risks to Banner Corporation and has limited those features to ensure that Banner Corporation is not unnecessarily exposed to risks.

(3)      It has reviewed during any part of the most recently completed fiscal year that was a TARP period the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Banner to enhance the compensation of any employee.

(4)      During the abbreviated 2012 TARP period, the following standards were not required to be met:

    (a)     It has reviewed with senior risk officers at least every six months the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Banner; and

    (b)     It has reviewed with senior risk officers at least every six months the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Banner

In March 2012, the Compensation Committee met with management and the Senior Risk Management Officer to discuss, evaluate and review Banner Bank’s 2012 incentive compensation plans for officers and employees, other than  senior executive officers, and the risks, if any, these plans posed to Banner.  They met to determine whether any features in the 2012 plans could lead participating officers to take unnecessary and excessive risks that would threaten the value of Banner, and whether any features in the 2012 plans unnecessarily expose Banner to risks, including any features of the plans that would encourage behavior focused on short-term results rather than long-term value creation.  They also met to discuss, evaluate and review the terms of the 2012 plans for the purpose of determining whether they contain any feature that could encourage the manipulation of the reported earnings of Banner to enhance the compensation of an employee.

In December 2012, the Compensation Committee met with the Senior Risk Management Officer to discuss, evaluate and review senior executive officer compensation plans and employee compensation plans and the risks, if any, these plans pose to Banner.  They met to determine whether any features in senior executive officer compensation plans could lead those officers to take unnecessary and excessive risks that would threaten the value of Banner, and whether any features in employee compensation plans unnecessarily expose Banner to risks, including any features of senior executive officer or employee compensation plans that would encourage behavior focused on short-term results rather than long-term value creation.  They also met to discuss, evaluate and review the terms of employee compensation plans for the purpose of determining whether they contain any feature that could encourage the manipulation of the reported earnings of Banner to enhance the compensation of an employee.

The Compensation Committee and Senior Risk Management Officer concluded that our senior executive officer compensation plans do not encourage the senior executive officers to take unnecessary and excessive risks that would threaten the value of Banner; that senior executive officer or employee compensation plans do not unnecessarily expose Banner to risks or contain any features that would encourage senior executive officer or employee behavior focused on short-term results rather than long-term value creation; and that employee compensation plans do not contain any feature that could encourage the manipulation of the reported earnings of Banner to enhance the compensation of an employee.

In reaching these conclusions, the Compensation Committee and Senior Risk Management Officer considered Banner’s strategic priorities, including achieving a moderate risk profile, building sustainable revenue growth and profitability, improving operating leverage and retaining, attracting and developing talented people; financial measures;

Banner’s unique and material risks, including long-term and short-term risks; and the key features of senior executive officer and employee compensation plans.  They also considered information from the work performed by the independent compensation consultants.

During 2012, senior executive officer compensation predominately consisted of base salary, a discretionary bonus, long-term incentive compensation in the form of restricted stock and the SERP for named executives other than Mr. Grescovich.  The Committee and the Senior Risk Management Officer noted that combined senior executive officer base salaries appeared reasonably balanced as a percentage of total compensation and that the level of combined senior executive officer base salaries appeared similar to peers and are therefore risk neutral with only a slight bias towards risk taking to enhance short-term earnings.

They observed that since the end of the TARP period, Banner’s compensation package for senior executive officers lacked a short-term incentive component, and noted the addition of meaningful “at risk” short-term incentives to the total compensation packages would be appropriate to help drive the development of business tactics and the achievement of Banner’s short-term goals that ultimately result in the attainment of longer-term strategic objectives.  They further noted that it would help mitigate the current risk to executive attraction and retention based on our current mix of compensation components versus our peers and competitors

They noted that long-term incentive compensation requires participants to remain in the active employment of Banner for an extended period of time (typically three to five years or more of vesting) to obtain the full benefit.  In addition, the value of long-term incentives are predominantly, if not wholly, dependent on the value of Banner’s common stock; therefore, these incentives serve to promote long-term value creation by each participant.

The Committee and the Senior Risk Management Officer noted that senior executive officers may elect to participate in deferred compensation plans as described elsewhere in this Proxy Statement and that they may direct the investment of deferred compensation toward the purchase of Banner common stock.  Risks associated with this feature of the plan are mitigated by several features of the plan, including: required advance selection of the form and timing of plan distributions; waiting periods in the event of making a change in desired distributions; and the inability of a senior executive officer to accelerate plan payments.  Further, Banner establishes grantor trusts to hold the investments associated with senior executive officer deferred compensation elections.  This means that senior executive officers have the status of unsecured creditors of Banner with respect to trust assets; therefore, participation in the deferred compensation plan creates a bias towards long-term value creation and the financial strength of Banner.

The SERP component of senior executive officer compensation also appears to create a bias towards long-term value creation because each participant is an unsecured creditor of Banner.  While a SERP participant’s benefits are tied, in part, to the value of Banner common stock because of the offset for tax-qualified benefits which includes the ESOP, the risks associated with this feature of the plan are mitigated by several provisions of the plan, including restrictions on changing the form of benefit and prohibitions on accelerating benefits.

The Compensation Committee and Senior Risk Management Officer further observed that Banner’s internal controls over financial reporting and disclosures which provide for an audited review of assets, liabilities, capital, revenues and expenses as well as the financial reports released to regulators, shareholders and the public provide for an extensive array of preventive and detective controls that individually and collectively serve to discourage and deter any senior executive officer or employee from contemplating or taking any action to manipulate reported earnings.  The Compensation Committee and Senior Risk Management Officer further concluded that senior executive officer compensation plans reflect the need for Banner to remain a competitive enterprise and to retain and recruit talented employees who will contribute to Banner’s future success.

On June 25, 2010, the Federal Reserve, the Federal Deposit Insurance Corporation, and the other Federal banking regulators issued comprehensive new guidance on incentive compensation practices.  The guidance is intended to assist banks in designing and implementing incentive compensation arrangements and related policies and procedures that effectively consider potential risks and outcomes.  The guidance requires that to be consistent with safety and soundness, incentive compensation arrangements, as defined, at a banking organization should:

•	provide employees incentives that appropriately balance risk and reward;

•	be compatible with effective controls and risk-management; and

•	be supported by strong corporate governance, including active and effective oversight by the bank’s Board of Directors.

Under the guidance, we must regularly review our incentive compensation arrangements for all executives and non-executive employees who, either individually or as part of a group, have the ability to expose Banner and Banner Bank to material amounts of risk (known as “covered employees”).  We must also regularly review the risk management, control and corporate governance processes related to these arrangements.  The goal is to ensure that incentive compensation arrangements do not encourage employees to expose us to “imprudent risks that may pose a threat to the safety and soundness” of the Bank.

In March and December 2012, the Compensation Committee met with the Senior Risk Management Officer to discuss, evaluate and review the incentive compensation plans of Banner and Banner Bank employees covered by the Interagency Guidance.  They met to determine whether incentives appropriately balance risk and reward and are compatible with effective controls and risk-management.  The Compensation Committee and Senior Risk Management Officer concluded that Banner’s and Banner Bank’s covered employee incentive plans:

1.	do not encourage imprudent risk-taking behavior,

2.	they appear to appropriately balance risk and reward, and

3.	they are compatible with effective controls and risk management practices

In reaching these conclusions, the Compensation Committee and Senior Risk Management Officer considered Banner’s and Banner Bank’s strategic priorities, the long-term and short-term risks faced by Banner and Banner Bank, and the features of the identified incentive compensation plans for covered employees.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee

Robert J. Lane, Chair
Edward L. Epstein
David A. Klaue
Constance H. Kravas
Michael M. Smith

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers: (1) Mark J. Grescovich, our President and Chief Executive Officer; (2) Lloyd W. Baker, our Chief Financial Officer; and (3) our three other most highly compensated executive officers, who are Richard B. Barton, Cynthia D. Purcell and Douglas M Bennett.  No executive officer of Islanders Bank or Community Financial Corporation is an executive officer of Banner.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Mark J. Grescovich	2012	670,833	290,000	300,000	--	7,540	1,268,373
President and Chief	2011	600,000	--	250,000	--	69,545	919,545
Executive Officer	2010	496,154	--	250,000	--	42,626	788,780

Lloyd W. Baker	2012	250,000	50,000	65,820	107,012 (4)	9,238	482,070
Executive Vice President,	2011	250,000	--	--	186,705 (4)	18,518	455,223
Chief Financial Officer	2010	250,000	--	--	172,675 (4)	10,559	433,234

Richard B. Barton	2012	254,000	75,000	65,820	97,426 (5)	22,580	514,826
Executive Vice President,	2011	254,000	--	--	162,965 (5)	28,526	445,491
Chief Lending Officer	2010	254,000	--	--	116,653 (5)	19,715	390,368

Cynthia D. Purcell	2012	285,000	45,000	--	134,798 (4)	4,951	469,749
Executive Vice President,	2011	285,000	--	--	234,116 (4)	14,051	533,167
Retail Banking and Administration	2010	283,750	--	--	50,201 (4)	5,888	339,839

Douglas M. Bennett (6)	2012	230,578	50,000	65,820	172,601 (7)	6,461	525,460
Executive Vice President,
Real Estate Lending Operations
______________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718"). For a discussion of valuation assumptions, see Note 16 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	See Pension Benefits below for a detailed discussion of the assumptions used to calculate the Change in Pension Value.
(3)	Please see the table below for more information on the other compensation paid to our executive officers in 2012.
(4)
Represents an increase in the value of the executive’s SERP. For Ms. Purcell, the 2010 amount has been recalculated to conform to the current year’s presentation, which more accurately reflects the SERP agreement.

(5)
Consists of the following increases in the value of Mr. Barton’s SERP: $97,108 for 2012, $162,709 for 2011 and $116,517 for 2010; and the following amounts of above-market earnings on deferred compensation: $318 for 2012, $256 for 2011 and $136 for 2010.

(6)	Mr. Bennett was not a named executive officer in 2011 or 2010.
(7)	Consists of an increase in the value of Mr. Bennett’s SERP of $172,471 and above-market earnings on deferred compensation of $130.

All Other Compensation.  The following table sets forth details of “All other compensation,” as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by Banner or Banner Bank for 2012.

Name	Employer 401(k) Matching Contribution	Dividends on Unvested Restricted Stock ($)	Life Insurance Premium ($)	Club Dues ($)	Company Car Allowance ($)	Total ($)

Mark J. Grescovich	--	1,326	1,272	3,347	1,595	7,540
Lloyd W. Baker	1,275	60	3,273	3,347	1,283	9,238
Richard B. Barton	2,167	60	5,091	9,262	6,000	22,580
Cynthia D. Purcell	1,192	--	2,062	1,247	450	4,951
Douglas M . Bennett	1,974	60	2,756	--	1,671	6,461

Employment Agreements and Perquisites.  We have entered into employment agreements with each of the named executive officers.  These agreements provide that each executive’s base salary is subject to annual review.  The current base salaries for 2012 for Mr. Baker, Mr. Barton, Ms. Purcell and Mr. Bennett are $250,000, $254,000, $285,000 and $232,875, respectively (Mr. Grescovich’s salary is addressed below).  In addition to base salary, the agreements provide for the executive’s participation in the employee benefit plans and other fringe benefits applicable to executive personnel.  The initial three-year term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors of Banner Bank.  The agreements were extended on the following dates: Mr. Baker, July 1, 2012, Mr. Barton, June 1, 2012, Ms. Purcell, March 1, 2012 and Mr. Bennett, August 1, 2012.  The agreements provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination or Change in Control.”

The initial employment agreement with Mr. Grescovich, effective February 22, 2010, provided for certain benefits, including club dues, company car allowance and transition expenses.  During 2011, these expenses exceeded $25,000 principally due to transition and travel-related expenses, including personal lodging in the State of Washington and personal travel between Washington and Ohio.  The Compensation Committee believes that these expenses were a necessary part of Mr. Grescovich’s employment inducement award and essential to procuring and retaining his services as President and Chief Executive Officer of Banner.  The Board of Directors amended Mr. Grescovich’s employment agreement, effective March1, 2012, increasing Mr. Grescovich’s base salary to $715,000 and eliminating transition or personal travel expenses.  The amended agreement also provided for a grant of restricted stock valued at $300,000 to Mr. Grescovich, pending shareholder approval of the 2012 Restricted Stock Plan.  The Plan was approved by shareholders on April 24, 2012 and the grant of restricted stock, which vests over three years, was subsequently awarded as reflected in the Summary Compensation Table.

Grants of Plan-Based Awards

 The following table shows information regarding grants of plan-based awards made to our named executive officers for 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)

Mark J. Grescovich	04/24/12	14,535	300,000

Lloyd W. Baker	07/02/12	3,000	65,820

Richard B. Barton	07/02/12	3,000	65,820

Cynthia D. Purcell	--	--	--

Douglas M. Bennett	07/02/12	3,000	65,820

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2012 is presented for the named executive officers.

	Option Awards (1)					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Mark J. Grescovich	--	--	--	--	--	31,851 (2)	978,781

Lloyd W. Baker	03/25/03	714	--	109.69	03/25/13
	12/16/04	285	--	221.97	12/16/14
						571 (3)	1,634
						3,000 (4)	92,190

(Table continues on following page)

	Option Awards (1)					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Richard B. Barton	03/25/03	714	--	109.69	03/25/13
	12/16/04	285	--	221.97	12/16/14
						428 (3)	1,226
						3,000 (4)	92,190

Cynthia D. Purcell	03/25/03	714	--	109.69	03/25/13
	12/16/04	285	--	221.97	12/16/14
						571 (3)	1,634

Douglas M. Bennett	03/25/03	571	--	109.69	03/25/13
	12/16/04	285	--	221.97	12/16/14
						428 (3)	1,226
						3,000 (4)	92,190
___________
(1)	Option grants vest pro rata over a five-year period from the grant date, with the first 20% vesting one year after the grant date.
(2)
Consists of awards of restricted stock on August 22, 2010 and 2011 and April 24, 2012 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the grant date.

(3)	Consists of phantom stock awarded on May 5, 2008. The award vests after five years of service from the date of grant.
(4)	Consists of awards of restricted stock on July 2, 2012 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the grant date.

Option Exercises and Stock Vested

The following table shows the value realized upon exercise of stock options and vesting of stock awards for our named executive officers in 2012.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Mark J. Grescovich	--	--	11,419	277,368
Lloyd W. Baker	--	--	--	--
Richard B. Barton	--	--	--	--
Cynthia D. Purcell	--	--	--	--
Douglas M. Bennett	--	--	--	--

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mark J. Grescovich	N/A	--	--	--
Lloyd W. Baker	Supplemental Executive Retirement Program	18	1,736,032	--
Richard B. Barton	Supplemental Executive Retirement Program	6	653,746	--
Cynthia D. Purcell	Supplemental Executive Retirement Program	28	1,195,945	--
Douglas M. Bennett	Supplemental Executive Retirement Program	6	692,560	--
_____________
(1)
Amounts shown assume normal retirement age as defined in individual agreements and an assumed life of 82 years for the recipient and recipient’s spouse, with the projected cash flows discounted at five percent to calculate the resulting present value. In 2011, Banner used five and one-half percent and in prior years used six and one-half percent to calculate the present values. The changes in the discount rate had the effect of increasing the present values in the current year and increased of the amounts of 2011 and 2012 compensation reported in the Summary Compensation Table on page 21.

Supplemental Executive Retirement Program.  We have adopted a SERP for each of the named executive officers except for Mr. Grescovich.  Banner Bank has purchased life insurance on each of the executives in an amount sufficient to recover the benefits payable under the SERP, payable upon their deaths.  The SERP provides for payments in the event of retirement, early retirement, disability, involuntary termination following a change in control and death.  These payments are discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

Mark J. Grescovich	--	--	--	--	--
Lloyd W. Baker	--	--	7,045	--	15,920
Richard B. Barton	--	--	838	--	18,831
Cynthia D. Purcell	--	--	1,540	--	10,957
Douglas M. Bennett	--	--	576	--	8,218
_______________
(1)	The following amounts, constituting above-market earnings, were reported as compensation in 2012 in the Summary Compensation Table: for Mr. Barton, $318; and for Mr. Bennett, $130.
(2)
Of these amounts, the following amounts were previously reported as compensation to the officers in the Summary Compensation Table: for Mr. Baker, $4,310; for Mr. Barton, $5,601; and for Ms. Purcell, $4,772. Consists of employer contributions to the deferred compensation plan and for Mr. Barton, also includes above-market earnings.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of December 31, 2012, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)		Disability ($)		Involuntary Termination ($)		Involuntary Termination Following Change in Control ($)		Early Retirement ($)		Normal Retirement ($)

Mark J. Grescovich
Employment Agreement	--		605,766	(1)	738,325		738,325		--		--
Equity Plans	978,781	(2)	978,781	(2)	--		978,781	(2)	--		--

Lloyd W. Baker
Employment Agreement	--		166,667	(3)	625,000		835,469		--		--
SERP	72,926	(4)	145,851	(4)	145,851	(5)	145,851	(5)	145,851	(5)	145,851	(4)
Equity Plans	92,190	(2)	92,190	(2)	--		93,824	(2)	--		--

Richard B. Barton
Employment Agreement	--		--		613,833		879,994		--		--
SERP	34,104	(4)	68,207	(4)	68,207	(6)	68,207	(6)	68,207	(6)	68,207	(4)
Equity Plans	92,190	(2)	92,190	(2)	--		93,416	(2)	--		--

Cynthia D. Purcell
Employment Agreement	--		190,000	(3)	617,500		930,099		--		--
SERP	75,865	(4)	151,729	(4)	109,003	(5)	109,003	(5)	109,003	(5)	132,717	(4)
Equity Plans	--		--		--		1,634		--		--

Douglas M. Bennett
Employment Agreement	--		155,250	(3)	601,594		769,001		--		--
SERP	30,109	(4)	60,218	(4)	60,218	(5)	60,218	(5)	60,218	(5)	60,218	(4)
Equity Plans	92,190	(2)	92,190	(2)	--		93,416	(2)	--		--
___________
(1)	Annually through the term of the employment agreement unless the Board exercises an election to discontinue.
(2)	Represents one-time accelerated vesting of restricted stock.
(3)	Indicates annual payments; payable only until age 65.
(4)	Indicates annual payments.
(5)	Indicates annual payments (which may not begin before age 62).
(6)	Indicates annual payments (which may not begin before age 68).

Employment Agreements.  The employment agreements with Messrs. Grescovich, Baker, Barton and Bennett and Ms. Purcell provide for payments in the event of death, disability or termination.  In the event of an executive’s death during the term of his or her employment agreement, we will pay to the executive’s estate the compensation due through the last day of the calendar month in which his death occurred.

Mr. Grescovich’s agreement provides that if he becomes entitled to benefits under the terms of the then-current disability plan, if any, of Banner or Banner Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of his disability, the employment agreement is not suspended, except that (1) the obligation to pay Mr. Grescovich’s salary will be reduced by the amount of disability income benefits he receives and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Compensation Committee, Banner or Banner Bank may discontinue payment of his salary beginning six months following a determination that he has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under his agreement. If Mr. Grescovich’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and he is a “specified employee” within the meaning of Section 409A, then disability payments will not begin until the earlier of his death or the sixth month anniversary of his separation from service.

The employment agreements with Messrs. Baker, Barton and Bennett and Ms. Purcell provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66 2/3% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65.  These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank.  The Bank currently provides disability benefits with certain limitations to all full time employees.  In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank.  If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at its election, terminate the employment agreement.

The employment of the executives is terminable at any time for just cause as defined in the agreements.  In addition, the employment of the executive may be terminated without just cause, in which case the agreement provides that he or she would continue to receive base salary over the remaining term, except for Mr. Grescovich, who would continue to receive his base salary for 12 months following the date of termination.  Mr. Grescovich’s agreement also entitles him to continuation of group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for the remainder of the term of his employment agreement.

The employment agreements also provide for benefits in the event of the executives’ termination in connection with a change in control.  If, after a change in control, we (or our acquiror) terminate an executive’s employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, other than for just cause, the agreements provide that we must pay to the executive and provide him or her, or the his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive’s base amount (as defined in Section 280G of the Internal Revenue Code of 1986) (for Mr. Grescovich, one times his base amount); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement (for Mr. Grescovich, continued coverage is for the remaining term of his employment agreement).  The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Program. We have adopted a supplemental executive retirement program (“SERP”) for each of the named executive officers, except Mr. Grescovich.  At termination of employment at or after attaining age 62 (age 68 for Mr. Barton) and having achieved a service requirement, the executive’s annual benefit under the SERP would be computed as the product of 3% (4% for Messrs. Barton and Bennett) of the executive’s final average compensation (defined as the three calendar years of the executive’s annual cash compensation, including bonuses, which produce the highest average within the executive’s final eight full calendar years of employment) and the executive’s annual years of service (subsequent to January 1, 2007 for Messrs. Barton and Bennett) (called the “supplemental benefit”).  However, the supplemental benefit would be limited such that the sum of (1) amounts payable from the executive’s other retirement benefits from Banner and Banner Bank and (2) the supplemental benefit may not exceed 60% of final average compensation (for Messrs. Barton and Bennett, the supplemental benefit may not exceed the product of 3% times his total years of service and his final average compensation).  Payment of the supplemental benefit begins on the first day of the month next following the executive’s retirement date and continues monthly for the executive’s life, unless the executive is a specified employee (as defined in Section 409A of the Internal Revenue Code), in which case payment begins on the first day of the month following the six-month anniversary of the executive’s termination of employment.  The executives are eligible for a reduced benefit upon retirement prior to age 62 (age 68 for Mr. Barton) if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

In the event of an executive’s death, the executive’s surviving spouse shall receive a spouse’s supplemental benefit.  If the death occurs following the executive’s retirement date, the surviving spouse shall be entitled to a spouse’s supplemental benefit, payable for life, equal to 50% of the monthly amount of the supplemental benefit payable to the executive prior to his or her death.  If the death occurs while the executive is actively employed by Banner or any of its affiliates, the surviving spouse shall receive a spouse’s supplement benefit equal to 50% of the amount the executive would have received as a supplemental benefit if the executive’s retirement date had occurred on the date immediately preceding the executive’s death.

With respect to each of the named executive officers, the agreement provides that in the event of the executive’s involuntary termination of employment on or after the effective date of a change in control, the date of termination shall be treated as the executive’s retirement date and he or she shall be entitled to receive a supplemental benefit.  If the executive had reached his or her retirement date, the supplemental benefit would be calculated as described above for normal retirement and if the executive had not reached his or her retirement date but had satisfied the years of service requirement, the supplemental benefit would be calculated as described above for early retirement.  No benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

The supplemental benefit shall cease to be paid to the executive (and rights to the spouse’s supplemental benefit shall terminate) if the executive (1) discloses material confidential information or trade secrets concerning Banner Bank or any of its subsidiaries without its consent or (2) engages in any activity that is materially damaging to the Bank including engaging in competitive employment during the three-year period beginning on the executive’s retirement date (or in the case of Messrs. Barton and Bennett, during the two-year period beginning on the date of his involuntary termination of employment on or after the effective date of a change of control).

Equity Plans.  Our 2001 Stock Option Plan, Long-Term Incentive Plan and 2012 Restricted Stock Plan provide for accelerated vesting of awards in the event of a change in control.  If a change in control occurs: (1) all options granted and not fully exercisable will become exercisable in full; (2) awards of phantom stock will vest fully and be payable within 60 days; and (3) all unvested awards of restricted stock will vest fully.  In addition, if a tender offer or exchange offer for Banner’s shares commences, options granted under the 2001 Stock Option Plan and not fully exercisable will become exercisable in full.  The Long-Term Incentive Plan also provides that a participant who (1) has attained age 65, (2) voluntarily terminates employment with Banner and its affiliates, (3) is not vested at the time of the termination of employment and (4) enters into a non-competition agreement for a period equal to the greater of two years from the participant’s separation from service or the period of time necessary for the participant to fully vest in his or her benefit, shall have continuous service credited on his or her behalf for vesting purposes for a period equal to the term of the non-competition agreement.  Our 2012 Restricted Stock Plan also provides for accelerated vesting of awards if a recipient’s service is terminated as a result of death or disability.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Robert J. Lane, Edward L. Epstein, David A. Klaue, Constance H. Kravas and Michael M. Smith.  No members of the Compensation Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2012, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Banner’s executives as disclosed in this Proxy Statement.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Banner Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2013 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  Our Board of Directors believes that our compensation policies and procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

 PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder vote to determine the timing of future shareholder votes on executive compensation.  This proposal gives shareholders the opportunity to vote on whether a resolution to approve the compensation of our named executive officers should be presented to shareholders every one, two or three years, or to abstain from voting.

The Board of Directors believes that a resolution to approve the compensation of our executives should be presented to shareholders every year because the Board is committed to strong corporate governance and an annual cycle provides for the greatest accountability to our shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It also will not affect when the shareholders will be asked to vote on executive compensation in future years.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering when to present shareholders with a resolution to approve executive compensation.

The Board of Directors recommends that you vote FOR conducting an advisory vote on executive compensation every year.

 AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent auditor, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Banner’s audited financial statements for the year ended December 31, 2012:

•	The Audit Committee has completed its review and discussion of the 2012 audited financial statements with management;

•
The Audit Committee has discussed with the independent auditor (Moss Adams LLP) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The Audit Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2012 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that Banner’s audited financial statements for the year ended December 31, 2012 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee

Gordon E. Budke, Chairman
Robert D. Adams
John R. Layman
Michael M. Smith

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 4 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITO

The Audit Committee of the Board of Directors has selected Moss Adams LLP as our independent auditor for the year ending December 31, 2013 and that selection is being submitted to shareholders for ratification.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Moss Adams LLP to our shareholder for ratification as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2012 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2012 and 2011.

	Year Ended December 31,
	2012	2011

Audit Fees (1)	$468,081	$445,233
Audit-Related Fees	86,826	61,866
Tax Fees	100,250	106,190
All Other Fees	--	--
____________
(1)	Fees for 2012 include estimated amounts to be billed.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with the Committee’s annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditors and whether the service could compromise the independence of the independent auditors.  For the year ended December 31, 2012, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2012 were not incompatible with Moss Adams LLP maintaining its independence.

PROPOSAL 5 – APPROVAL OF AN AMENDMENT TO THE 2012 RESTRICTED STOCK PLAN

We are asking our shareholders to approve an amendment to the Banner Corporation 2012 Restricted Stock Plan (now known as the “2012 Restricted Stock and Incentive Bonus Plan”), which makes the following changes:

•	provides Banner with the flexibility to grant incentive-based awards under the Plan, which awards may be paid either in cash or Banner stock.

•
adds performance goals and incentive awards to the Plan for the purpose of making incentive-based awards fully deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

•
in the case of a restricted stock award granted after the amended Plan is approved, permits accelerated vesting of that award on account of a change in control event only if the participant also is involuntarily terminated within 12 months of the change in control event.

•	in the case of restricted stock awards granted after the amended Plan is approved, the vested status of the award will not be affected by the commencement of a tender or exchange offer.

The amendment to the Plan was adopted on January 31, 2013, and is subject to shareholder approval.

Currently, the Plan provides only for the granting of restricted stock.  Based on the current terms of the Plan, no form of award granted pursuant to the Plan is eligible to qualify as “qualified performance-based compensation” for the purposes of Section 162(m) of the Code.  In order for awards granted pursuant to the Plan to qualify as fully tax-deductible qualified performance-based compensation, the Plan must, among other things, be amended to provide for the granting of qualified performance-based awards, and the material terms of the performance goals adopted under the Plan must be approved by our shareholders. Also, the Plan currently provides that restricted stock awards will become fully vested upon a change in control event, as defined in the Plan, without a corresponding involuntary termination from service, and that restricted stock awards become fully vested upon the commencement of a tender or exchange offer.

This amendment does not increase the number of shares available for grant under the Plan nor does it make any other material amendment other than as described in this Proxy Statement.

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1,000,000 paid to its chief executive officer and certain other executive officers (“Covered Employees”). However, under Section 162(m) of the Code, the deduction limit does not apply to qualified performance-based compensation if, among other requirements, (1) the compensation is awarded by a qualifying independent compensation committee (as explained further herein), (2) the compensation is disclosed to, and approved by, shareholders, (3) in the case of equity awards, the plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the qualified performance-based awards are based on objective performance metrics using shareholder-approved performance goals that are set no later than 90 days into the incentive compensation performance period.

Our Board believes that it is in the best interests of Banner and its shareholders to provide an incentive bonus plan, which may include incentive awards made to Covered Employees that may be fully deducted by Banner for federal income tax purposes, and to provide us with flexibility with respect to the forms of awards, between restricted stock and incentive compensation.  While this amendment, if approved, will provide the Compensation Committee with the flexibility to grant awards under the Plan that qualify as qualified performance-based compensation under Section 162(m) of the Code, the approval of this amendment will not require the Committee to grant awards that qualify as qualified performance-based compensation.  The Committee reserves the right to continue to grant awards under the Plan, regardless of whether or not the grant of such award results in compensation that is deductible for federal income tax purposes.

Our Board further believes that it is in the best interests of Banner and its shareholders to require that restricted stock awards granted after the amended Plan is approved to not vest upon a change in control event unless the award recipient experiences an involuntary termination within 12 months following the change in control event, and that the commencement of a tender or exchange offer should not itself result in the accelerated vesting of the restricted stock award.

The following summary of the terms of the Plan and the proposed amendment is qualified in its entirety by reference to the text of the Plan attached as Appendix B to this Proxy Statement.

Description of Proposed Amendments

Under the current terms of the Plan, none of the awards are eligible to qualify as qualified performance-based compensation for the purposes of Section 162(m) of the Code.  The proposed amendment will allow (1) the granting of cash-denominated incentive-based awards, including those that are eligible to qualify as qualified performance-based compensation for the purposes of Section 162(m) and (2) restricted stock awards that are currently available for grant under the Plan to be eligible to qualify as qualified performance-based compensation for the purposes of Section 162(m) of the Code.  The amendments include a list of performance goals for shareholder approval and related performance adjustments, in each case, that Banner may use as the underlying performance goals and performance adjustments (if applicable) when granting qualified performance-based awards.  The amendment also provides for a process for granting qualified performance-based awards and cash awards that constitute qualified performance-based awards.

All qualified performance-based awards must be granted by a committee comprised solely of two or more “outside directors” for the purposes of Section 162(m) of the Code.  Such awards will be earned, vested and/or payable solely upon the achievement of one or more of the shareholder-approved performance goals that this committee approves at the time of the grant.

The Compensation Committee may, in its discretion, establish specific performance objectives (including any adjustments) that must be achieved in order for qualified performance-based awards held by an eligible employee to vest. For each qualified performance-based award granted, the Committee will establish in writing one or more objectively determinable performance objectives for such qualified performance-based awards, based upon one or more of the following business criteria, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group:

•	net income;

•	earnings per share;

•	return on equity;

•	return on average equity;

•	return on tangible common equity (defined as a ratio, the numerator of which is income before amortization of intangibles, and the denominator of which is tangible common equity);

•	return on assets;

•	return on average assets;

•
“efficiency ratio” determined as the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains and adjustments for financial instruments carried at fair value);

•	non-interest income to total revenue ratio;

•	net interest margin;

•	revenues;

•	credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans);

•	net operating profit;

•	loan growth;

•	deposit growth;

•	non-interest income growth;

•	total shareholder return;

•	market share;

•	productivity ratios;

•	interest income;

•	pre-tax pre-provision, which is pre-tax income on a tax equivalent basis adjusted for provision expense, security gains and losses, and amortization of intangibles; or

•
other strategic milestones based on objective criteria established by the Committee, provided that, with respect to Covered Employees, such strategic milestones must be approved by Banner shareholders prior to the payment of any award.

The performance objectives may be expressed in terms of Banner’s overall performance or the performance of a business function or business unit and/or Banner’s subsidiaries.  The performance objectives may be applied either to Banner as a whole or to a business unit or subsidiary, as determined by the Compensation Committee.  Performance objectives may be different for different participants.  The Committee may include or exclude extraordinary events or any other objective events or occurrences either establishing the performance objective or in determining whether the performance objective has been achieved.  However, the Committee does not have discretion to increase the amount of an award that would otherwise be due to a participant who is a Covered Employee based on such Covered Employee’s pre-established performance goals for the applicable performance period.

Additional Restrictions on the Accelerated Vesting of Future Restricted Stock Awards

Restricted stock awards granted after the amended Plan is approved will not be permitted to fully vest upon a change in control event unless the award recipient also is involuntarily terminated within 12 months of the change in control event (unless an earlier vesting event occurs).  The definition of a change in control event is not amended.  In addition, the vested status of a restricted stock award granted after the amended Plan is approved will not be affected by the commencement of a tender or exchange offer.

No Other Amendments

This amendment does not amend the Plan in any respect other than to reflect the changes specifically described above.

Purposes of the Plan

The purposes of the Plan are to promote the long-term interests of Banner and its shareholders by providing a means for attracting and retaining officers of Banner and its affiliates, and to provide additional incentive to officers to promote the success of our business.

The aggregate number of shares of common stock subject to awards under the Plan is 300,000 shares. As of March 1, 2013, 54 restricted stock awards for up to an aggregate of 97,995 shares were outstanding under the 2012 Stock Plan, and 202,005 shares (plus any shares that might in the future be returned to the 2012 Stock Plan as a result of cancellations, forfeitures, repurchases, surrender or expiration of awards) remained available for future grants. The aggregate authorized number may be adjusted for changes in Banner’s capitalization and certain corporate transactions, as described below under the heading “Changes in Control and Corporate Transactions.” To the extent that an award expires, terminates or is cancelled, without having been exercised in full or settled, any unexercised shares subject to the award will be available for future grant or sale under the Plan. Shares of restricted stock which are forfeited, repurchased by us or surrendered pursuant to the Plan may again be granted or awarded under the Plan.

Administration

The Plan is administered by the Compensation Committee.  The Committee is authorized to make all determinations and decisions under the Plan, including the individuals to whom awards will be made, the amount of awards that will be made and the terms and conditions applicable to all awards.  The Committee is also authorized to establish rules for the administration of the Plan.  Where necessary to qualify an award as qualified performance-based compensation under Section 162(m) of the Code, the Committee shall be composed solely of two or more “outside directors.”

Eligibility

The Compensation Committee may grant awards under the Plan to officers of Banner and its affiliates.  The Committee will select persons to receive awards among the eligible participants and determine the terms of each award granted.  As of March 1, 2013, outstanding restricted stock awards have been issued to approximately 53 of our approximately 231 eligible officers.

Awards Under the Plan

Restricted Stock.  Unless otherwise provided in the applicable award agreement, participants generally have all of the rights of a shareholder with respect to restricted stock.  Restricted stock may be issued for a nominal purchase price or for no purchase price in exchange for services previously rendered and may be subject to vesting over time or upon attainment of performance targets.  Any dividends or other distributions paid on restricted stock may be subject to restrictions to the same extent as the underlying stock.  Award agreements related to restricted stock may provide that restricted stock is subject to repurchase by Banner or subject to forfeiture in the event that the participant ceases to be an employee prior to vesting.  Restricted stock may be awarded as an incentive bonus award.

Cash Awards.  An incentive bonus award granted under the Plan may be denominated in cash.  Each cash award will be granted subject to terms and conditions, if any, that are not inconsistent with the Plan, as determined by the Compensation Committee and set forth in the applicable award agreement.

Awards Generally Not Transferable

A restricted stock award may be transferred upon the death of the holder to whom it was awarded, by will or the laws of inheritance, as well as pursuant to a qualified domestic relations order.

Changes in Capitalization and Corporate Transactions

Shares awarded under the Plan may be adjusted by the Compensation Committee in the event of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure of shares of Banner.

Federal Income Tax Consequences Associated with the Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Plan.  This summary deals with the general tax principles that apply and is provided only for general information.  Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed.  Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.  The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances.  This summarized tax information is not tax advice.

Restricted Stock.   An individual to whom restricted stock is issued generally will not recognize taxable income upon such issuance, and we generally will not then be entitled to a deduction, unless an election is made by the participant under Section 83(b) of the Code.  However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the individual generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price.  If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price of such shares, and we will be entitled to a deduction for the same amount.

Section 162(m) of the Code.  As described above, in general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent a Covered Employee’s total compensation (including base salary, annual bonus, stock option exercises, full-value equity award vesting and settlement, and non-qualified benefits paid) exceeds $1,000,000 in any one year.  However, under Section 162(m) of the Code, the deduction limit does not apply to qualified performance-based compensation as provided in the Treasury Regulations under Section 162(m) of the Code if, among other requirements, the compensation is awarded by an independent compensation committee and adequately disclosed to, and approved by, shareholders.  In particular, equity awards will satisfy the qualified performance-based compensation exception if the awards are made by an independent compensation committee, the underlying plan sets the maximum number of shares or maximum amount of cash that can be granted, and the qualified performance-based awards, other than stock options, are based on performance metrics using shareholder-approved performance goals.

The Compensation Committee can determine the terms and conditions of awards granted under the Plan such that remuneration attributable to such awards constitute qualified performance based compensation that is not subject to the $1,000,000 limitation under Section 162(m) of the Code.  No assurance is given that any specific award will qualify as qualified performance-based compensation under the Plan.

Section 409A of the Code.  Section 409A of the Code provides certain requirements on non-qualified deferred compensation arrangements.  The Plan does not provide deferred compensation, and as such is not subject to Section 409A of the Code.

Plan Benefits

No awards are currently proposed under the Plan.

Voting Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote FOR adoption of the amendment to the Banner Corporation 2012 Restricted Stock Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about Banner’s equity compensation plans as of December 31, 2012.

(c)
Number of securities
	(a)	(b)	remaining available
	Number of securities	Weighted-average	for future issuance
	to be issued upon	exercise price	under equity
	exercise of	of outstanding	compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan category	warrants and rights	and rights	reflected in column (a))

Equity compensation plans approved
by security holders:	42,521	$ 173.98	209,465

Equity compensation plans not
approved by security holders:	--	N/A	--

Total	42,521		209,465

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Banner’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us  with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by these persons, we believe that during the year ended December 31, 2011, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner’s common stock.  In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Banner’s 2012 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on March 1, 2013.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to us or by accessing our proxy materials online at www.bannerbank.com/proxymaterial.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Banner’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, will be furnished without charge to shareholders of record as of March 1, 2013 upon written request to Albert H. Marshall, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2014 must be received by us no later than November 22, 2013 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ALBERT H. MARSHALL

ALBERT H. MARSHALL SECRETARY
Walla Walla, Washington
March 22, 2013

 Appendix A

COMPENSATION COMMITTEE CHARTER
FOR
THE COMPENSATION COMMITTEE
OF BANNER CORPORATION
AND
THE COMPENSATION COMMITTEE
OF BANNER BANK

I.  Purpose

The primary function of the Compensation Committee of Banner Corporation (“Corporation Compensation Committee”) and the Compensation Committee of Banner Bank (“Bank Compensation Committee,” and together with the Corporation Compensation Committee, the “Committees”) is to work together to coordinate the compensation paid to the directors, officers and employees of both Banner Corporation (“Corporation”) and Banner Bank (“Bank”).  In achieving this goal, the Committees shall operate separately but shall coordinate their efforts in order to achieve a coordinated policy.  The Corporation Compensation Committee shall set the policies and compensation levels for directors, officers and employees of the Corporation, while the Bank Compensation Committee shall set the policies and compensation levels for directors, officers and employees of the Bank.  The Committees shall coordinate their efforts to ensure that compensation policies are administered fairly and consistently.

II.  Composition

The Committees shall each be comprised of three or more directors as determined by the Board of Directors of the Corporation or the Bank, as appropriate.  Each member shall be an independent director of the respective entity, who is free from any relationships that, in the opinion of the relevant Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  Member independence will be in conformity with rules established by the Securities and Exchange Commission and the National Association of Securities Dealers.  The members of the Committees shall be elected by the Board of Directors of the Corporation or the Bank, as appropriate, at the annual organizational meeting of the relevant Board and shall serve until their successors are duly elected and qualified.  Unless a Chair is selected by the relevant Board, the members of each Committee may designate a Chair by majority vote of the full Committee membership.

III.  Meetings

The Committees shall each meet at least annually, or more frequently as circumstances dictate.  As part of the job to set executive compensation levels, each Committee should meet at least annually with the appropriate Chief Executive Officer in order to discuss the Chief Executive Officer’s evaluation of the senior officers and recommendations for compensation levels.  In addition to the separate meetings of the Corporation Compensation Committee and the Bank Compensation Committee, the Committees shall meet together at least annually, or more frequently as circumstances dictate, to ensure that compensation policies for the Corporation and the Bank are administered consistently.

IV.  Responsibilities and Duties

To fulfill its responsibilities and duties, each Committee shall (with the understanding that the Corporation Compensation Committee shall take all action with respect to the Corporation and the Bank Compensation Committee shall take all action with respect to the Bank):

Compensation Policies

1.	Develop guidelines and policies for director compensation, coordinating actions between the Corporation Compensation Committee and the Bank Compensation Committee.
2.	Develop guidelines and policies for executive compensation, coordinating actions between the Corporation Compensation Committee and the Bank Compensation Committee.
3.	Make regular reports to the appropriate Board of Directors.

A-1

4.	At least annually, review the compensation policies to ensure that they are effective in meeting goals for compensation and make new recommendations, as needed.
5.	Review and approve the list of a peer group of companies to which the Corporation and the Bank shall compare themselves for compensation purposes.
6.
If necessary, engage independent consultants and outside counsel to provide comparative information regarding compensation and benefits, and advice on issues involving laws and regulations governing compensation.

7.	Review and approve other large compensation expense categories such as employee benefit plans.
8.	At least annually, review and update (if necessary) this Charter, as conditions dictate.

Compensation

9.	Review director compensation levels and recommend, as necessary, changes in the compensation levels, with equity ownership in the Corporation encouraged.
10.
Receive and review an annual report from the Chief Executive Officer which includes the performance assessment for all senior officers and recommendations for compensation levels, and which also includes salary recommendations for all employees.

11.	Set compensation for all senior officers, other than the Chief Executive Officer, based on the recommendations of the Chief Executive Officer.
12.
On an annual basis, review and approve goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine the Chief Executive Officer’s compensation based on this evaluation.

13.
For the senior officers, annually review and approve (i) employment agreements, severance agreements and change in control agreements or provisions, in each case, when and if appropriate, and (ii) any special or supplemental benefits.

14.	Adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

Succession Planning

15.	In conjunction with the Corporate Governance/Nominating Committee, recommend to the appropriate Board of Directors a policy on succession planning for the Chief Executive Officer.

Reporting

16.	Prepare a report on executive compensation for inclusion in the Corporation’s annual proxy statement, consulting with the Corporation’s legal counsel, if necessary.

A-2

Appendix B

BANNER CORPORATION
2012 RESTRICTED STOCK AND INCENTIVE BONUS PLAN
(AMENDED AND RESTATED)

1.  Plan Purpose.  The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining executive officers of the Corporation and its Affiliates, including the Banks, and in the case of certain Awards, preserving tax deductibility by satisfying the Section 162(m) Exemption (as defined herein).  The Plan has been restated to include amendments approved by the Board on January 31, 2013.  The effective date of this amended and restated Plan shall be the date it is approved by the shareholders of the Corporation.

2.  Definitions.  The following definitions are applicable to the Plan:

“Affiliate” -- means any “parent corporation” or “subsidiary corporation” of the Corporation, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

“Award” -- means the grant by the Committee of Restricted Stock or an Incentive Bonus, as provided in the Plan.

“Award Agreement” -- means the agreement evidencing the grant of an Award made under the Plan.

“Banks” -- means Banner Bank, Islanders Bank or any successor entity.

“Board” -- means the board of directors of the Corporation.

“Change in Control” -- means each of the events specified in the following clauses (a) through (c): (a) any third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of Shares of the Corporation with respect to which 25% or more of the total number of votes for the election of the Board may be cast; (b) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Corporation shall cease to constitute a majority of the Board; or (c) the stockholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly-owned corporation or for a sale or other disposition of all or substantially all the assets of the Corporation.

“Code” -- means the Internal Revenue Code of 1986, as amended.

“Committee” -- means the committee referred to in Section 3 hereof.  Where necessary to comply with Section 162(m) in the case of the awarding and administration of Qualified Performance-Based Awards, the Committee (which may be a subcommittee of the committee referred to in Section 3 hereof) shall be comprised solely of two or more members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption.

“Corporation” -- means Banner Corporation, a Washington corporation, and any successor thereto.

“Covered Employee” -- means “covered employee” within the meaning of Section 162(m)(3) of the Code and the regulations and guidance of general applicability issued thereunder.

“Incentive Bonus” -- means a bonus opportunity awarded under Section 7 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such Performance Goals as are specified in the Award Agreement.

“Participant” -- means any officer of the Corporation or any Affiliate who is selected by the Committee to receive an Award.

“Performance Goals” -- means the business criteria allowed under the performance goal requirements of Section 162(m), including any one or more of the following objective performance criteria upon which the achievement of specific, pre-established, objective performance goals for each Participant are based as determined by the Committee in connection with the grant and certification of Awards: (a) net income, (b) earnings per share, (c) return on equity, (d) return on average equity, (e) return on tangible common equity (defined as a ratio, the numerator of which is income before amortization of intangibles, and the denominator of which is tangible common equity), (f) return on assets, (g) return on average assets, (h) “efficiency ratio” determined as the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains and adjustments for financial instruments carried at fair value), (i) non-interest income to total revenue ratio, (j) net interest margin, (k) revenues, (l) credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans), (m) net operating profit, (n) loan growth, (o) deposit growth, (p) non-interest income growth, (q) total shareholder return, (r) market share, (s) productivity ratios, (t) interest income, (u) pre-tax pre-provision, which is pre-tax income on a tax equivalent basis adjusted for: provision expense, security gains and losses, and amortization of intangibles, or (v) other strategic milestones based on objective criteria established by the Committee, provided that, with respect to Covered Employees, such strategic milestones must be approved by the shareholders of the Corporation prior to the payment of any Award.  Performance Goals may be expressed in terms of (1) attaining a specified absolute level of the criteria, or (2) a percentage increase or decrease in the criteria compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Committee. The Performance Goals may be applied either to the Corporation as a whole or to a business unit or subsidiary, as determined by the Committee.  Performance Goals may be different for different Participants, as determined in the discretion of the Committee. The Committee may include or exclude extraordinary events or any other objective events or occurrences either establishing the Performance Goal or in determining whether the Performance Goal has been achieved; provided, however, that the Committee shall not have the discretion to increase the amount of an Award that would otherwise be due to a Participant who is a Covered Employee based on such Covered Employee’s pre-established performance goals for the applicable Performance Period.

“Performance Period” -- means that period established by the Committee at the time any applicable Qualified Performance-Based Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

“Plan” -- means this amended and restated Banner Corporation 2012 Restricted Stock and Incentive Bonus Plan.

“Qualified Performance-Based Award” -- means an Award intended to qualify for the Section 162(m) Exemption.

“Restricted Period” -- means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 5 hereof with respect to Restricted Stock awarded under the Plan, which period shall not be less than three years.

“Restricted Stock” -- means Shares awarded to a Participant by the Committee pursuant to Section 5 hereof.

“Section 162(m)” -- means Section 162(m) of the Code and the regulations and guidance of general applicability issued thereunder.

“Section 162(m) Exemption” -- means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.”

“Section 409A” -- means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

“Shares” -- means the shares of common stock of the Corporation.

“Termination of Service” -- means cessation of service, for any reason, whether voluntary or involuntary, so that the affected individual is not a director, emeritus director or employee of the Corporation or any Affiliate.  Service shall not be considered to have ceased in the case of sick leave, military leave or any other leave of absence approved by the Corporation or any Affiliate or in the case of transfers between payroll locations of the Corporation or between the Corporation, its subsidiaries or its successor.

       3.  Administration.  The Plan shall be administered by the Company’s Compensation Committee consisting of two or more members of the Board, each of whom (i) shall be an “outside director,” as defined under Section 162(m), and (ii) shall be a “non-employee director,” as defined under Rule 16(b) of the Securities Exchange Act of 1934 or any similar or successor provision.  The members of the Committee shall be appointed by the Board.  Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion to: (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan, including whether an Award shall be a Qualified Performance-Based Award; (iv) prescribe the form and terms of Award Agreements; (v) establish from time to time regulations for the administration of the Plan; and (vi) interpret the Plan and make all determinations deemed necessary or advisable for the administration of the Plan.

A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

The Plan is intended to provide benefits that are not deferred compensation within the meaning of Section 409A and the Plan shall be administered and interpreted accordingly.

4.  Shares Subject to Plan.  Subject to adjustment by the operation of Section 8, the maximum number of Shares with respect to which Awards may be made under the Plan is 300,000 Shares.  The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued Shares or previously issued Shares reacquired and held as treasury stock.  An Award shall not be considered to have been made under the Plan with respect to Restricted Stock which is forfeited, and new Awards may be granted under the Plan with respect to the number of Shares as to which such forfeiture has occurred.

5.  Terms and Conditions of Restricted Stock.  The Committee is hereby authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions as the Committee shall determine, subject to the provisions of this Section 5 and Section 6 (which shall govern with respect to Qualified Performance-Based Awards):

(a)  At the time of an Award of Restricted Stock, the Committee shall establish for each Participant a Restricted Period, during which or at the expiration of which, as the Committee shall determine and provide in the Award Agreement, the Shares awarded as Restricted Stock shall no longer be subject to restriction.  Subject to any such other terms and conditions as the Committee shall provide, Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, except as hereinafter provided, during the Restricted Period.  Except for such restrictions, and subject to this Section 5, Section 6 and Section 8 hereof, the Participant as owner of such Shares shall have all the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends with respect to the Restricted Stock.

Except to the extent prohibited by Section 162(m), with respect to Qualified Performance-Based Awards, the Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect thereto, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of such Restricted Period.

(b)  If a Participant incurs a Termination of Service for any reason (other than death, disability or in connection with a Change in Control, except as provided in Section 9), all Shares of Restricted Stock awarded to such Participant and which at the time of such Termination of Service are subject to the restrictions imposed pursuant to paragraph (a) of this Section 5, or Section 6, shall upon such Termination of Service be forfeited and returned to the Corporation. If a Participant incurs a Termination of Service by reason of death or disability, the Restricted Period with respect to the Participant’s Restricted Stock then still subject to restrictions shall thereupon lapse.

(c)  Each certificate in respect of Shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation and shall bear the following (or a similar) legend:

The transferability of this certificate and the Shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Banner Corporation 2012 Restricted Stock and Incentive Bonus Plan.  Copies of such Plan are on file in the office of the Secretary of Banner Corporation, 10 South First Avenue, Walla Walla, Washington, 99362.

(d)  At the time of any Award, the Participant shall enter into an Award Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters as the Committee, in its sole discretion, shall determine.

(e)  Upon the lapse of the Restricted Period, the Corporation shall redeliver to the Participant (or where the relevant provision of paragraph (b) of this Section 5 applies in the case of a deceased Participant, to his legal representative, beneficiary or heir) the certificate(s) and stock power deposited with it pursuant to paragraph (c) of this Section 5, and the Shares represented by such certificate(s) shall be free of the restrictions imposed pursuant to paragraph (a) of this Section 5.

(f)  No term or condition of any Restricted Stock shall be included that would cause the Restricted Stock to be subject to Section 409A.  Any such term or condition shall be void ab initio.

6.  Performance-Based Restricted Stock.  The provisions of this Section 6 are intended to allow Restricted Stock granted hereunder to any Participant who is or may be a Covered Employee in the tax year in which such Restricted Stock is expected to be deductible by the Corporation or one or more of the Banks, to qualify for the Section 162(m) Exemption.  The Committee may grant Awards of Restricted Stock that qualify as Qualified Performance-Based Awards (provided, without limitation, that all such Awards be granted by a committee comprised of two or more members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption). With respect to Qualified Performance-Based Awards, as required to comply with the Section 162(m) Exemption, no later than 90 days following the commencement of a Performance Period or, if earlier, by the expiration of 25 percent of a Performance Period, the Committee shall designate one or more Performance Periods, determine the Covered Employees for the Performance Periods and establish the Performance Goals for the Performance Periods.  Each Award of Restricted Stock that is intended to be a Qualified Performance-Based Award shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate.  With respect to Restricted Stock that is intended to be granted pursuant to a Qualified Performance-Based Award, the provisions of this Section 6 shall be applied in accordance with Treasury Regulations Section 1.162-27(e), and the Plan and any related Award Agreement shall be administered and interpreted accordingly.

7.  Incentive Bonus Awards.  Incentive Bonus Awards may be granted under the Plan at any time and from time to time. Each Incentive Bonus Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.  Payment of the amount due under an Incentive Bonus Award may be made in cash or in Restricted Stock, as determined by the Committee.  With respect to Incentive Bonus Awards intended to qualify as Qualified Performance-Based Awards, the Committee shall establish and administer Performance Goals in the manner described in Section 6 as an additional condition to the vesting and payment of such Incentive Bonus Awards, and the provisions of Treasury Regulations Section 1.162-27(e) shall apply (and the Plan and the Award Agreement pertaining to the Incentive Bonus Award shall be administered and interpreted accordingly).  No Participant may be granted Incentive Bonus Awards intended to qualify as Qualified Performance-Based Awards in excess of $1,000,000 in any calendar year.  If the Participant vests in his Incentive Bonus Award, then payment of such Incentive Bonus Award shall be paid at such time as would qualify the payment as a “short term deferral” within the meaning of Treasury Regulations Section 1.409A-1(b)(4). The Incentive Bonus Award for any Performance Period to any Participant may be reduced or eliminated by the Committee in its discretion, but may not be increased.  Incentive Bonus Awards payable hereunder may be pursuant to one or more subplans.

8.  Adjustments Upon Changes in Capitalization.  In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of Shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of Shares as to which Awards may be granted under the Plan and the number and class of Shares with respect to which Awards have been granted under the Plan shall be appropriately and equitably adjusted by the Committee, whose determination shall be conclusive.  Any Award which is adjusted as a result of this Section 8 shall be subject to the same restrictions as the original Award, and the certificate[s] or other instruments representing or evidencing such Restricted Stock shall be legended and deposited with the Corporation in the manner provided in Section 5(c) hereof.

9.  Effect of Tender or Exchange Offer or Change in Control.  With respect to Restricted Stock attributable to Awards granted prior to the effective date of this amended and restated Plan, if a tender offer or exchange offer for Shares (other than such an offer by the Corporation) is commenced, or if a Change in Control shall occur, then unless the Committee shall have otherwise provided in the Award Agreement, the Restricted Period with respect to Restricted Stock theretofore awarded to such Participant shall lapse and all Shares awarded hereunder as Restricted Stock shall become fully vested in the Participant to whom such Shares were awarded; provided, however, that no Award which has previously been forfeited shall become vested.  With respect to Restricted Stock attributable to Awards granted on or after the effective date of this amended and restated Plan, the commencement of a tender offer or exchange offer for Shares shall have no effect on the vested status of the Awards; however, if a Change in Control shall occur, the Restricted Period with respect to such Restricted Stock theretofore awarded to such Participant shall lapse and all Shares awarded hereunder as Restricted Stock shall become fully vested in the Participant to whom such Shares were awarded if the Participant also experiences an “involuntary separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(n), which shall include a voluntary separation from service for good reason as defined therein) during the 12-month period following the effective date of the Change in Control.

10.  Assignments and Transfers.  During the Restricted Period, no Award nor any right or interest of a Participant in any instrument evidencing an Award may be assigned, encumbered or transferred other than by will, the laws of descent and distribution, or pursuant to a “domestic relations order,” as defined in Section 414(p)(1)(B) of the Code.

11. Employee Rights Under the Plan.  No person shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant, and no employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate.  Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any Affiliate.

12.  Delivery and Registration of Stock.  The Corporation’s obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other federal, state or local securities legislation.  It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation.  The Corporation shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

13.  Withholding Tax.  Upon the termination of the Restricted Period with respect to any Shares of Restricted Stock (or at any such earlier time, if any, that an election is made by the Participant under Section 83(b) of the Code, or any successor provision thereto, to include the value of such Shares in taxable income), the Corporation shall have the right to require the Participant or other person receiving such Shares to pay the Corporation the amount of any taxes which the Corporation is required to withhold with respect to such Shares, or, in lieu thereof, to retain or sell without notice, a sufficient number of Shares held by it to cover the amount required to be withheld.  The Corporation shall have the right to deduct from all dividends paid with respect to Shares of Restricted Stock the amount of any taxes which the Corporation is required to withhold with respect to such dividend payments.

14.  Amendment or Termination.

(a)  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of stockholders or Participants, except that any such action will be subject to the approval of the Corporation’s stockholders if, when and to the extent (i) such stockholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, (ii) such amendment or alteration is deemed by the Board to be of a material nature or (iii) if the Board, in its discretion, determines to seek such stockholder approval.

(b)  The Committee may waive any conditions of, or rights of, the Corporation or modify or amend the terms of any outstanding Award, except in the case of a Qualified Performance-Based Award if such waiver, modification or amendment would cause the Qualified Performance-Based Award not to qualify for the Section 162(m) Exemption. The Committee may not, however, amend, alter, suspend, discontinue or terminate any outstanding Award without the consent of the Participant or holder thereof, except as otherwise provided herein.

(c)  No amendment of the Plan or any Award shall be permitted that would cause the Plan or any benefit provided for hereunder to be subject to Section 409A. Nor shall the termination of the Plan be effected in a manner that would give rise to the application of Section 409A.

15.  Effective Date and Term of Plan.  The Plan shall become effective upon the later of its initial adoption by the Board or its initial approval by the stockholders of the Corporation.  It shall continue in effect for a term of ten years from the initial adoption of the Plan, unless sooner terminated under Section 14 of this Plan.

* * * * *

REVOCABLE PROXY
BANNER CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
APRIL 23, 2013

The undersigned hereby appoints Brent A. Orrico and Edward L. Epstein, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Banner Corporation (“Banner”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 23, 2013, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.

		FOR	VOTE WITHHELD

1.	The election as director of the nominees listed below (except as marked to the contrary below)	[ ]	[ ]

Robert D. Adams
Connie R. Collingsworth
Robert J. Lane
Gary Sirmon

		FOR	AGAINST	ABSTAIN

2.	Advisory (non-binding) vote to approve the compensation of Banner Corporation’s named executive officers.	[ ]	[ ]	[ ]

		1 YR.	2 YRS.	3 YRS.	ABSTAIN

3.	Advisory (non-binding) vote on how often shareholders shall vote on executive compensation – every one, two or three years.	[ ]	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

4.	The ratification of the Audit Committee’s selection of Moss Adams LLP as the independent auditor for the year ending December 31, 2013.	[ ]	[ ]	[ ]

5.	The amendment of the Banner Corporation 2012 Restricted
	Stock Plan.	[ ]	[ ]	[ ]

6.	In their discretion, upon such other matters as may
properly come before the meeting.

The Board of Directors recommends a vote “FOR” propositions 1, 2, 4 and 5, and for “1 Year” for Proposition 3.

The proxies or the trustees of the ESOP, as the case may be, will vote your shares as directed on this card.  If you do not indicate your choices on this card, the proxies will vote your shares in accordance with the directors’ recommendations.  If any other business is presented at the annual meeting, the proxies will vote your shares in accordance with the directors’ recommendations.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy card also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and on matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from Banner prior to the execution of this proxy of the Notice  of Annual Meeting of Shareholders, a Proxy Statement dated March 22, 2013 and the 2012 Annual Report to Shareholders.

Dated:                                   , 2013

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.